Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

Bioceres Crop Solutions Corp.,

BCS Merger Sub, Inc.

and

Marrone Bio Innovations, Inc.

Dated as of March 16, 2022

i

ii

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 16, 2022, by and among Bioceres Crop Solutions Corp., a Cayman Islands exempted company (“Parent”), BCS Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Parent that was formed for purposes of consummating the transactions contemplated by this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, it is proposed that Merger Sub will merge with and into the Company with the Company surviving the merger as a direct, wholly owned Subsidiary of Parent (the “Merger”), and each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) (other than Excluded Shares) that is then outstanding will thereupon be cancelled and converted into the right to receive the Share Consideration, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code.

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are entering into that certain Support Agreement, dated as of the date hereof (the “Company Support Agreement”), pursuant to which such stockholders have agreed to take certain actions to support the transactions contemplated by this Agreement, including the Merger.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend adoption of this Agreement by such stockholders, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of Parent (“Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and (ii) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other transactions contemplated hereby (including the approval of the issuance of the Parent Ordinary Shares as Share Consideration pursuant to the terms and conditions hereof).

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of Merger Sub, (ii) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other transactions contemplated hereby and (iii) recommended the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of Merger Sub, all upon the terms and subject to the conditions set forth herein.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

Section 1.01            Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“2016 Warrants” mean the warrants issued in connection with the Third Amendment to Loan Agreement, dated as of November 11, 2016, by and between the Company and Gordon Snyder as administrative agent for certain lenders.

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Third Party, directly or indirectly, of twenty percent (20%) or more of the outstanding Company Common Stock, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the voting power of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, exchange, transfer or disposition of twenty percent (20%) or more of the assets of the Company and its Subsidiaries on a consolidated basis, including any equity interests in the Company’s Subsidiaries (measured by the fair market value thereof as of the last day of the Company’s most recently completed calendar month); or (d) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Acquisition Agreement” means any letter of intent or similar document relating to, or any agreement or commitment providing for, any Acquisition Proposal.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Argentine Income Tax Law” means Argentine Law N° 20.628 and its regulatory Decree 862/2019, as amended and supplemented from time to time.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, the State of Delaware, the Cayman Islands or Argentina; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Facility” means any real property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is owned, operated, or leased by the Company or its Subsidiaries in connection with the operation of their respective business as of the date of this Agreement.

“Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (a) the Exchange Ratio by (b) the Parent Average Closing Price.

“Change in Control Settled RSUs” means Company RSUs that provide for settlement and issuance of shares of Company Common Stock to occur in connection with a change in control of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Average Closing Price” means the volume weighted average closing sale price of one share of Company Common Stock (calculated to the nearest one-hundredth of one cent) as reported on the NASDAQ for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Company Equity Awards” means Company Options, Company RSUs and ESPP Options.

“Company IP” means all of the Intellectual Property Rights owned by or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, occurrence, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account (including the impact thereof) when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world, general conditions in the financial markets (including credit or capital markets conditions, including in respect of interest or exchange rates) in the United States or any other country or region in the world or general political or geopolitical conditions (including regulatory conditions and trade wars) in the United States or any other country or region in the world; (b) general conditions in the biological agricultural products industry or market; (c) changes in Applicable Laws (including COVID-19 Measures), Orders or GAAP (or the interpretation thereof); (d) acts of war (whether or not declared), terrorism (including cyberterrorism) or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, natural disasters, weather conditions, epidemics, pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures) and other similar events or acts of God in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse impact on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, relative to other participants in the biological agricultural products industry or market, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect); (f) any decline in the market price or change in the trading volume of, or the suspension of trading in, the Company Common Stock or change in the Company’s credit rating, in and of itself (it being understood that the underlying cause(s) of any such decline, change or suspension may be taken into account unless otherwise excluded by this definition); (g) any actions or omissions required of the Company under this Agreement or taken at the request of Parent or any of its Affiliates; (h) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates (including any impact on the relationship of the Company or any of the Company’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); (i) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger or any of the other transactions contemplated hereby; or (j) any failure by the Company or its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the underlying cause(s) of such failure may be taken into account unless otherwise excluded by this definition).

“Company Options” means any options to purchase shares of Company Common Stock (other than any ESPP Options), whether granted under any of the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Company Stock Plans” means the Company’s 2006 Equity Incentive Plan, 2011 Stock Plan, 2013 Stock Incentive Plan and the ESPP, each as amended and supplemented, and any other plan or arrangement under which Company Equity Awards have been issued, including any sub-plans for non-U.S. employees and consultants.

“Company Preferred Stock” means shares of the preferred stock, par value $0.00001 per share, of the Company.

“Company Products” means any and all products and services developed, commercialized, manufactured, marketed, sold, licensed, made available, provided or distributed by the Company or its Subsidiaries.

“Company RSU” means any unit or award granted (whether granted by the Company pursuant to the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof.

“Company Warrants” means the 2016 Warrants and the Credit Facility Warrants.

“Continuing Employee” means an employee of the Company or its Subsidiaries who is employed by Parent or any Subsidiary of Parent immediately after the Effective Time.

“Contract” means any contract, agreement, commitment, bond, mortgage, warranty, indenture, lease, sublease, license, sublicense or other binding arrangement or understanding of any kind or character, whether written or oral.

“COVID-19 Measures” means any changes or proposed changes in Applicable Laws or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization and the Executive Branch of the Argentine Government, in each case, in connection with or in response to the COVID-19 outbreak or any other epidemic, pandemic or outbreak of disease.

“Credit Facility Warrants” mean the warrants issued in connection with the Credit Facility Agreement, dated June 14, 2013, between the Company and the investors party thereto.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means General Corporation Law of the State of Delaware, as amended.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreements, bonus, stock option, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, holiday, vacation, deferred compensation (including non-qualified plans of deferred compensation), savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies, payroll practices or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any liability.

“Environmental Law” means any Applicable Law that relates to pollution, protection of human health or safety, the environment, natural resources, or that prohibits, regulates or controls any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances in electrical and electronic equipment, the Measures for the Administration of the Restricted Use of the Hazardous Substances Contained in Electrical and Electronic Products and the European Commission Regulation 1907/2006 on the registration, evaluation, authorization and restriction of chemicals, or any successor statutes, rules and regulations thereto.

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required by Environmental Law to be obtained from any Governmental Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“ESPP Option” means each right to acquire shares of Company Common Stock under the ESPP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Ratio” means 0.088.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, including any arbitrator or arbitration panel.

“Hazardous Material” means any material, chemical, emission, substance or waste that has been designated by any Environmental Law to be radioactive, toxic, hazardous, a pollutant, or words of similar meaning or import.

“Hazardous Materials Activity” means the transportation, transfer, recycling, collection, labeling, packaging, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labelling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Intellectual Property Rights” means all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in or to inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), ideas, invention disclosures and improvements (collectively, “Patents”); (ii) all trade secrets, know-how, and confidential or proprietary information (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise, including in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (collectively, “Trademarks”); (vi) all rights in databases and data collections (including knowledge management databases, customer lists and customer databases); (viii) all rights to Uniform Resource Locators, Web site addresses and Internet domain names and applications and registrations therefore (collectively, “Domain Names”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.

“Intervening Event” means a fact, occurrence, event, change, or development (and not involving or resulting from or arising out of (i) general conditions in the biological agricultural products industry or market or (ii) any failure by the Company or Parent to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics for any period, in and of itself; it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred) that was not known to nor reasonably foreseeable by the Company Board on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), which fact, occurrence, event, change, or development, or any consequence thereof, becomes known to the Company Board prior to the time the Requisite Stockholder Approval is obtained; provided that in no event shall any Acquisition Proposal constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of the Company” means the knowledge, after reasonable inquiry, of any of the individuals identified in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge of Parent” means the knowledge, after reasonable inquiry, of any of the individuals identified in Section 1.1(b) of the Parent Disclosure Letter.

“Legal Proceeding” means any action, cause of action, claim, suit, litigation, arbitration, proceeding, hearing, audit, examination or investigation of any nature, civil, criminal, regulatory, appellate, administrative, investigative or otherwise, in law or in equity by or before any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, charge, easement, encroachment, servitude, put or call right, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security or other asset, or restriction on the possession, exercise of transfer of any other attribute or ownership of any asset.

“Major Stockholder” means Ospraie Ag Science LLC and its affiliates.

“Nasdaq” means, in case of the Company, the Nasdaq Capital Market or, in case of Parent, the Global Select Market.

“Net Option Share” means, with respect to a Cancelled Option, the quotient obtained by dividing (1) the product of (A) the excess, if any, of the Cash Equivalent Consideration over the per share exercise price of such Cancelled Option, multiplied by (B) the number of shares of Company Common Stock subject to such Cancelled Option, by (2) the Cash Equivalent Consideration.

“Offer Period” means an “Offer Period,” as that term is defined in the ESPP.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction (whether permanent or temporary), award, ruling, writ, assessment or other similar requirement, or binding settlement have the same effect, issued, enacted, adopted, promulgated or applied by any Governmental Entity that is binding on or applicable to such Person or its property.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are, to the extent applicable, consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances.

“Parent Average Closing Price” means the volume weighted average closing sale price of one Parent Ordinary Share (calculated to the nearest one-hundredth of one cent) as reported on the NASDAQ for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2021 that is set forth in the Report on Form 6-K of Parent for the quarterly period ended September 30, 2021 filed with the SEC.

“Parent Compensatory Awards” means Parent Options, Parent Warrants and Parent RSUs.

“Parent IP” means all of the Intellectual Property Rights owned by or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account (including the impact thereof) when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world, general conditions in the financial markets (including credit or capital markets conditions, including in respect of interest or exchange rates) in the United States or any other country or region in the world or general political or geopolitical conditions (including regulatory conditions and trade wars) in the United States or any other country or region in the world; (b) general conditions in the biological agricultural products industry or market; (c) changes in Applicable Laws (including COVID-19 Measures), Orders or GAAP (or the interpretation thereof); (d) acts of war (whether or not declared), terrorism (including cyberterrorism) or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, natural disasters, weather conditions, epidemics, pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures) and other similar events or acts of God in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Parent Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse impact on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, relative to other participants in the biological agricultural products industry or market, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect); (f) any decline in the market price or change in the trading volume of, or the suspension of trading in, the Parent Ordinary Shares or change in Parent’s credit rating, in and of itself (it being understood that the underlying cause(s) of any such decline, change or suspension may be taken into account unless otherwise excluded by this definition); (g) any actions or omissions required of Parent under this Agreement or taken at the request of the Company or any of its Subsidiaries; (h) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, the Company (including any impact on the relationship of Parent or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); (i) any actions or claims made or brought by any of the current or former shareholders of Parent (or on their behalf or on behalf of Parent) against Parent or any of its directors, officers or employees arising out of this Agreement and the Merger; or (j) any failure by Parent or its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the underlying cause(s) of such failure may be taken into account unless otherwise excluded by this definition).

“Parent Options” means any options to purchase Parent Ordinary Shares (whether granted under any of the Parent Stock Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Ordinary Share” means ordinary shares, par value $0.0001 per share, of Parent.

“Parent Stock Plans” means Parent’s Employee Stock Purchase Plan, Equity Compensation Plan and Employee Stock Option Plan, each as amended and supplemented, and any other plan or arrangement under which Parent Compensatory Awards have been issued, including any sub-plans for non-U.S. employees and consultants.

“Parent Preference Share” means preference shares, par value $0.0001 per share, of Parent.

“Parent Products” means any and all products and services developed, commercialized, manufactured, marketed, sold, licensed, made available, provided or distributed by Parent or its Subsidiaries.

“Parent RSUs” means any unit or award granted (whether granted by Parent pursuant to the Parent Stock Plan, assumed by Parent in connection with any merger, acquisition, spin-off, or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more Parent Ordinary Shares or the cash equivalent thereof upon such holder’s continued service with or employment by Parent or any Subsidiary of Parent and/or upon the satisfaction or attainment of one or more performance milestones.

“Parent Warrants” means any warrant to purchase the Parent Ordinary Shares.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company Balance Sheet or Parent Balance Sheet, as applicable, (b) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar Liens arising or incurred in the Ordinary Course for amounts not in default, (c) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature which do not interfere in any material respect with the Company’s present use of the applicable property (including the Company IP and the Company Products) for the purposes of which the property is currently being used, (d) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries or the Parent or any of the Parent’s Subsidiaries, (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (f) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (g) Liens disclosed in the financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports or in the financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports, as applicable, (h) in the case of Intellectual Property, non-exclusive licenses to customers or suppliers in their capacities as such in the Ordinary Course, or (i) Liens which would not be expected to materially impair the continued use of the applicable property for the purposes of which the property is currently being used, including any Liens pursuant to the foregoing clauses (a) through (h).

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Data” means any information defined as “personal data”, “personally identifiable information”, “personal information”, or “protected health information” under any Privacy Legal Requirement or Privacy Commitment, and all information that can reasonably be used to identify a natural person.

“Privacy Commitments” means (a) a contractual obligation to third parties with respect to Personal Data, and (b) any legally binding privacy policy.

“Privacy Legal Requirements” means all Applicable Laws that pertain to privacy or the processing of Personal Data, including (i) HIPAA, (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) The United Kingdom’s Data Protection Act 2018, (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, (vii) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, (viii) the Japanese Act on the Protection of Personal Information, (ix) the Argentine Personal Data Protection Law No. 25,326 and (x) CAN-SPAM, the Telephone Consumer Protection Act, Canada’s anti-spam legislation and other similar Applicable Laws.

“Registered IP” means all United States, international and foreign Intellectual Property Rights that are the subject of an application certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including Patents, registered Trademarks, registered Copyrights, and Domain Names.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Rolled Vested Option” means any Company Option that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) for which the exercise price per share is equal to or greater than the Cash Equivalent Consideration.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies and (ii) computerized databases and compilations.

“Specified Contract” means each of (i) the Agreement among Bioceres S.A., the National Scientific and Technical Research Council of Argentina (CONICET) and the National University of the Litoral, entered into in 2003, as amended, (ii) the Research and Development Contract among Bioceres S.A., the National Scientific and Technical Research Council of Argentina (CONICET) and the National University of the Litoral, dated as July 18, 2005, as amended, (iii) the Letter Agreement between ArcadiaBiosciences, Inc. and Bioceres, Inc. dated as of February 24, 2012, (iv) the License Agreement between Bioceres, Inc. and Trigall Genetics S.A., dated as of December 19, 2013, (v) the Agreement among Bioceres S.A., the National Scientific and Technical Research Council of Argentina (CONICET) and the National University of the Litoral, dated as of February 28, 2012, as amended, and (vi) the Assignment Agreement among Bioceres S.A., the National Scientific and Technical Research Council of Argentina (CONICET) and the National University of the Litoral, dated as of August 26, 2013.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such first Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “20%” or “80%” shall be “50%”) that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal and regulatory aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and expense reimbursement provisions) as the Company Board determines to be appropriate) to (i) be more favorable, from a financial point of view, to the holders of Company Common Stock in their capacities as such than the transactions contemplated by this Agreement and (ii) be reasonably capable of consummation on the terms proposed.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, indirect transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments thereto or amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Willful and Material Breach” means a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party that knows (or should know under the circumstances) may constitute a breach of this Agreement, it being understood that “Willful and Material Breach” shall include the failure of a party to consummate the Merger when required to do so by this Agreement.

Section 1.02          Additional Definitions.

The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptable Jurisdiction	Section 6.21
Agreement	Preamble
Anti-Bribery Laws	Section 3.25
Assumed Option	Section 6.11(b)
Assumed RSU	Section 6.11(a)
Cancelled Option	Section 6.11(b)(ii)
Capitalization Reference Date	Section 3.04(a)
Certificate of Merger	Section 2.02(a)
Certificates	Section 2.06(a)
Clarification Request	Section 6.01(b)
Closing	Section 2.03
Closing Date	Section 2.03
Collective Bargaining Agreements	Section 3.19(a)
Company	Preamble
Company Balance Sheet	Section 3.09
Company Board	Recitals
Company Board Recommendation	Section 6.02(a)
Company Board Recommendation Change	Section 6.02(b)
Company Capitalization Representation	Section 7.02(a)(iii)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Inbound License	Section 3.21(c)
Company IP Agreements	Section 3.21(c)
Company Leased Real Property	Section 3.20(b)
Company Outbound License	Section 3.21(c)
Company Owned Real Property	Section 3.20(a)
Company Real Property Leases	Section 3.20(b)
Company Registered IP	Section 3.21(a)
Company Regulatory Agency	Section 3.26(a)

Term	Section Reference
Company Regulatory Permits	Section 3.26(a)
Company SEC Reports	Section 3.06(a)
Company Securities	Section 3.04(c)
Company Stockholders’ Meeting	Section 6.03(a)
Company Specified Representations	Section 7.02(a)(ii)
Company Support Agreement	Recitals
Company Termination Fee Amount	Section 8.03(b)
Confidentiality Agreement	Section 6.09
Consent	Section 3.05(b)
Copyrights	Section 1.01
D&O Insurance	Section 6.13(b)
Delaware Secretary of State	Section 2.02(a)
DOJ	Section 6.05(a)
Dollars or $	Section 1.03(d)
Domain Names	Section 1.01
Effect	Section 1.01
Effective Time	Section 2.02(a)
Enforceability Limitations	Section 3.03(a)
EPA	Section 3.26(a)
EU	Section 1.01
Exchange Agent	Section 2.06(a)
Exchange Fund	Section 2.06(b)
Excluded Shares	Section 2.05(a)(i)
Export and Import Approvals	Section 3.22
Export Controls	Section 3.22
FDA	Section 3.26(a)
FDCA	Section 3.26(a)
FIFRA	Section 3.26(a)
FQPA	Section 3.26(a)
FTC	Section 6.05(a)
Form F-4	Section 6.04(a)
Fractional Share Cash Amount	Section 2.05(c)

Term	Section Reference
Import Restrictions	Section 3.22
Indemnified Parties	Section 6.13(a)
Issuance	Section 6.04
Labor Organization	Section 3.19(a)
Linklaters	Section 6.04(e)
Material Contract	Section 3.11(a)
Maximum Annual Premium	Section 6.13(b)
Merger	Recitals
Merger Sub	Preamble
MoFo	Section 6.04(e)
Notice Period	Section 6.02(d)(ii)
Option Consideration	Section 6.11(b)(ii)
Parent	Preamble
Parent Board	Recitals
Parent Capitalization Date	Section 4.03(a)
Parent Capitalization Representation	Section 7.03(a)(iii)
Parent Disclosure Letter	ARTICLE IV
Parent Regulatory Agency	Section 4.16(a)
Parent Regulatory Permits	Section 4.16(a)
Parent SEC Reports	Section 4.05(a)
Parent Securities	Section 4.03(d)
Parent Subsidiary Securities	Section 4.01(e)
Parent Specified Representations	Section 7.03(a)(ii)
Permits	Section 3.13
Patents	Section 1.01
Proxy Statement/Prospectus	Section 6.04(a)
Requisite Stockholder Approval	Section 3.03(c)
Restrictive Contracts	Section 3.11(a)(vi)
R&W Policy	Section 6.14
Significant Customer	Section 3.15(a)
Significant Supplier	Section 3.15(b)

Term	Section Reference
Specified Jurisdictions	Section 7.01(b)
Share Consideration	Section 2.05(a)(i)
Subsidiary Securities	Section 3.02(d)
Surviving Company	Section 2.01
Tail Policy	Section 6.13(b)
Takeover Law	Section 3.29(b)
Targeted Amount	Section 6.21
Tax Incentive	Section 3.16(l)
Termination Date	Section 8.01(c)
Trademarks	Section 1.01
Trade Secrets	Section 1.01
Triggering Event	Section 8.01(e)(ii)
Uncertificated Shares	Section 2.06(a)
USDA	Section 3.26(a)

Section 1.03          Certain Interpretations.

(a)        Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)        Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)        The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)        Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(e)        As used in this Agreement, the singular or plural shall be deemed to include the other whenever the context so requires.

(f)         As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(g)        Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “shall” and “will” have the same meaning. References to a Contract or other document include references to such Contract or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any annexes, exhibits and schedules attached thereto

(h)        Whenever any reference is made in this Agreement to the Company having “made available” any document or information, such phrase shall mean that such document or information has been (x) made available on or prior to the date of this Agreement in the electronic data room utilized in connection with the transactions contemplated by this Agreement, (y) physically or electronically delivered to Parent or its Representatives on or prior to the date of this Agreement or (z) made publicly available in the Company SEC Documents on or prior to the date of this Agreement.

(i)         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

Section 2.01         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as the surviving company in the Merger (the “Surviving Company”).

Section 2.02         The Effective Time of the Merger; Effect of the Merger.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(b)        The Merger shall have the effects set forth herein and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.03         The Closing.

The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Linklaters, 1290 Avenue of the Americas, New York, New York 10104, at 8:30 am EST on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by Applicable Law) of the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of such conditions) or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.04         Certificate of Incorporation and Bylaws.

(a)        Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.13, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, in accordance with the applicable provisions of Delaware Law.

(b)        Bylaws. At the Effective Time, subject to the provisions of Section 6.13, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Company in accordance with the applicable provisions of Delaware Law.

(c)        Directors and Officers of the Surviving Company. At the Effective Time, the initial directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 2.05         Effect on Capital Stock.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)           Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time (“Excluded Shares”)) shall be canceled and extinguished and automatically converted into the right to receive a number of validly issued, fully paid and nonassessable Parent Ordinary Shares equal to the Exchange Ratio (and, if applicable, cash in lieu of fractional Parent Ordinary Shares payable in accordance with Section 2.05(c)) (such Parent Ordinary Shares together with any such cash in lieu of fractional shares, the “Share Consideration”).

(ii)          Owned Company Common Stock. Each share of Company Common Stock owned by Parent, the Company, or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)         Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Company, and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b)        Adjustment to Share Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock or Parent Ordinary Shares shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or any similar event, or any record date for any such purpose shall be established, the Share Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.05(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c)        Fractional Shares. In lieu of any fractional Parent Ordinary Share that otherwise would be issuable pursuant to the Merger, each holder of shares of Company Common Stock who otherwise would be entitled to receive a fraction of Parent Ordinary Share pursuant to the Merger (after aggregating all shares represented by the Certificates and Uncertificated Shares of such holder) will be paid an amount in cash (without interest) equal to (i) the fraction (rounding down to the nearest ten thousandth) of a Parent Ordinary Share to which such holder would otherwise be entitled multiplied by (ii) the Parent Average Closing Price rounded to the nearest whole cent (the “Fractional Share Cash Amount”).

(d)        Company Equity Awards. At the Effective Time, each Company Equity Award then outstanding shall be treated in accordance with the provisions of Section 6.11.

(e)        Company Warrants.

(i)            At the Effective Time, the 2016 Warrants that are exercisable as of the Effective Time shall be converted into the right to receive the same amount of the Share Consideration that would have been payable in respect of all of the exercisable Warrant Shares (as defined in the 2016 Warrants) that would have been issuable to the holder thereof if such holder’s 2016 Warrants had been fully exercised by a cashless exercise on the date of, and immediately prior to, the Effective Time.

(ii)          The Company shall use its reasonable efforts to, at least thirty (30) days prior to the Effective Time, deliver notice of the transactions contemplated hereby to the holders of the Credit Facility Warrants in accordance with the terms of the Credit Facility Warrants. At the Effective Time, each Credit Facility Warrant that is not exercised prior to the Effective Time shall expire unexercised pursuant to the terms of such Credit Facility Warrant without any action on the part of the holder thereof and all rights of the holder of such Credit Facility Warrant shall cease.

Section 2.06          Exchange of Certificates.

(a)        Exchange Agent. At least five (5) Business Days prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company, and on terms and conditions reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding certificates representing shares of Company Common Stock (the “Certificates”) and uncertificated shares of Company Common Stock (the “Uncertificated Shares”) and shall obtain no rights or interests in the shares of Company Common Stock represented thereby.

(b)        Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this ARTICLE II, (i) evidence of Parent Ordinary Shares issuable pursuant to Section 2.05(a) in book-entry form sufficient to issue the aggregate Share Consideration, (ii) by transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Fractional Share Cash Amounts and (iii) after the Effective Time on the appropriate payment date, if applicable, any dividends or other distributions payable on Parent Ordinary Shares issuable pursuant to Section 2.05(a) (such amount referenced in clauses (ii) and (iii) together with the evidence of book-entry of Parent Ordinary Shares, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of all Fractional Share Cash Amounts, Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Fractional Share Cash Amount in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (A) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (B) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Uncertificated Shares pursuant to this ARTICLE II. Any interest and other income resulting from such investments shall be paid to Parent upon demand.

(c)         Payment Procedures. Parent and Merger Sub shall cause the Exchange Agent to mail within three (3) Business Days after the Effective Time to each holder of record (as of immediately prior to the Effective Time) of shares of Company Common Stock (i) a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Share Consideration payable in respect thereof pursuant to the provisions of this ARTICLE II. Each holder of shares of Company Common Stock that have been converted into the right to receive the Share Consideration shall be entitled to receive the Share Consideration (and any dividends or other distributions payable pursuant to Section 2.06(e)) in respect of the shares of Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu thereof), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Share Consideration (any dividends or other distributions payable pursuant to Section 2.06(e)) payable in respect thereof pursuant to the provisions of this ARTICLE II. Parent shall instruct the Exchange Agent to pay such Share Consideration and any dividends or other distributions payable pursuant to Section 2.06(e) within five (5) Business Days following the later to occur of (x) the Effective Time and (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message”, and the Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share so surrendered shall be forthwith cancelled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(d)        Transfers of Ownership. If any portion of the Share Consideration (and any dividends or other distributions payable pursuant to Section 2.06(e)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)        Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Ordinary Shares, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into a number of Parent Ordinary Shares pursuant to Section 2.05(a)(i) until such holder shall surrender such share in accordance with this Section 2.06. After the surrender in accordance with this Section 2.06 of a share of Company Common Stock to be converted into Parent Ordinary Share pursuant to Section 2.05(a)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Parent Ordinary Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Ordinary Shares.

(f)         Required Withholding. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax laws. To the extent that such amounts are so deducted or withheld, such amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity and (ii) if so remitted, shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)        Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Uncertificated Shares for one year after the Effective Time shall be delivered to Parent upon Parent’s demand, and any holder of Certificates or Uncertificated Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Share Consideration and any dividends or other distributions payable pursuant to Section 2.06(e).

(h)        No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Company or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official if required by any abandoned property, escheat or similar Applicable Law. Any other provision of this Agreement notwithstanding, any portion of the Share Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates and Uncertificated Shares immediately prior to the date on which the Share Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.07          No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Share Consideration (and any dividends or other distributions payable pursuant to Section 2.06(e)) payable therefor upon the surrender thereof in accordance with the provisions of Section 2.06. The Share Consideration (and any dividends or other distributions payable pursuant to Section 2.06(e)) paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for the Share Consideration (and any dividends or other distributions payable pursuant to Section 2.06(e)) as provided for, and in accordance with the procedures set forth, in this ARTICLE II.

Section 2.08          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Share Consideration payable in respect thereof pursuant to Section 2.05 (and any dividends or other distributions payable pursuant to Section 2.06(e)); provided, however, as a condition precedent to the payment of such Share Consideration (and such dividends or other distributions), if required by Parent or the Exchange Agent, the Exchange Agent may require the owners of such lost, stolen or destroyed Certificates to furnish a bond in form satisfactory to the Exchange Agent and as indemnity against any claim that may be made against Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The value of the bond of indemnity shall be reasonably calculated by the Exchange Agent, based on the value of lost, stolen or destroyed Certificates.

Section 2.09         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Company shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

Section 2.10         Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Except as specifically set forth in this Agreement or as otherwise required by Applicable Law, no party hereto shall take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this ARTICLE III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such Section (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other Section and Subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure), and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports or other similar disclosures that are similarly non-specific or are predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01         Organization and Standing. The Company (i) is a corporation duly organized, validly existing and in good standing under Delaware Law, (ii) has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its respective material properties and material assets and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws, as amended to date. The Company is not in violation of its certificate of incorporation or bylaws. The Company has delivered or made available to Parent complete and correct copies of the minutes (to the extent prepared by the Company) of all meetings of the stockholders, the Company Board and each committee of the Company Board held since January 1, 2019, other than any such minutes relating to this Agreement or the transactions contemplated hereby, or any alternatives to this Agreement or the transactions contemplated hereby, including the process for considering this Agreement and any such alternatives, or any other similar transaction or process with any other party or parties, or containing competitively sensitive information.

Section 3.02         Subsidiaries.

(a)        Section 3.02(a) of the Company Disclosure Letter sets forth a complete and accurate list of the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction; and (b) the number of issued and outstanding shares or other equity interest and the record holders and beneficial owners thereof. Except for the Company’s Subsidiaries and as set forth in Section 3.02(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in any Person.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), and (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). The Company has delivered or made available to Parent complete and correct copies of certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries.

(c)        All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) as of the date hereof, except as set forth in Section 3.02(a) of the Company Disclosure Letter, are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens or restrictions on transfer imposed by Applicable Law).

(d)        There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, subscriptions, convertible securities, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. As of the date hereof, there are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no outstanding contractual obligations of the Company or its Subsidiaries to make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.03         Authorization.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.19, except as set forth in Section 3.05(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate action or proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger), other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity ((i) and (ii), collectively, the “Enforceability Limitations”).

(b)        At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholder Meeting and (v) subject to Section 6.02, resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(c)        Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.19, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary (under Applicable Law or the Company’s certificate of incorporation or bylaws) to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.04      Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business on March 9, 2022 (the “Capitalization Reference Date”), (A) 182,274,641 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock were validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)            Section 3.04(b) of the Company Disclosure Letter sets forth, as of the Capitalization Reference Date, (i) the aggregate number of shares of Company Common Stock that are subject to Company Options, (ii) the aggregate number of shares of Company Common Stock that are subject to Company Warrants, and (iii) the aggregate number of shares of Company Common Stock that are subject to Company RSUs (assuming maximum levels of achievement). As of the Capitalization Reference Date, 35,108,527 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plans. All Company Equity Awards have been, in all material respects, validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in accordance with all Applicable Law and the Company Stock Plan.

(c)            Except as set forth in Section 3.04(a) or as set forth on Section 3.04(b) of the Company Disclosure Letter and except for shares of Company Common Stock that have become outstanding after the Capitalization Reference Date but were reserved for issuance as set forth in Section 3.04(b) or as set forth on Section 3.04(b) of the Company Disclosure Letter, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. Except as set forth in this Section 3.04, there are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)            Other than the Company’s certificate of incorporation, the Company’s bylaws and this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.05      Non-contravention; Required Consents.

(a)            Assuming the Requisite Stockholder Approval is obtained, the execution, delivery or performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining the Consents set forth in Section 3.05(a) of the Company Disclosure Letter, result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.05(b) and subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than in the case of clauses (ii), (iii) and (iv), any such violation, conflict, breach, default, termination, acceleration, right, loss or Lien that (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby prior to the Termination Date.

(b)            No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) such filings and approvals as may be required by the rules and regulations of Nasdaq or any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus and the filing of the Form F-4 and the declaration of effectiveness of the Form F-4), (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iv) the Requisite Stockholder Approval, (v) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (vi) the approvals set forth in Section 3.05(b) of the Company Disclosure Letter and (vii) such other Consents the failure of which to be obtained or made (A) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby prior to the Termination Date.

Section 3.06      SEC Reports.

(a)            Since January 1, 2019, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto the “Company SEC Reports”).

(b)            Each Company SEC Report complied as of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing, or, in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act, as of its effective date), as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed.

(c)            As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing, or, in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act, as of its effective date), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Reports or any registration statement filed by the Company with the SEC and (ii) to the Company’s Knowledge, no Company SEC Report nor any registration statement filed by the Company with the SEC is the subject of ongoing SEC review.

(e)            The Company is, and since January 1, 2019, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)            No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(g)            Since January 1, 2019, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Section 302 or 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and at the time of filing or submission of each such certification, the statements contained in each such certification were true and accurate as of the date thereof. Since January 1, 2019, neither the Company nor any of its executive officers has received any written notice from the SEC or any other Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.07      Financial Statements.

(a)            Each of the consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Reports filed or furnished since January 1, 2019 (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X or other rules and regulations of the SEC and, in the case of unaudited interim financial statements as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act or other rules and regulations of the SEC).

(b)            The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP.

(c)            The Company has designed “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)            Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board and made available to Parent a description of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to report financial information or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in in the Company’s internal control over financial reporting.

(e)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(f)            Since January 1, 2019, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or officer of the Company has received any material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2019, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g)            Since January 1, 2019, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any Subsidiary, director, officer or employee of the Company or any Subsidiary of the Company has discharged, demoted or suspended an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.08      Proxy Statement/Prospectus. The information supplied or to be supplied by the Company or its Representatives in writing for inclusion in the Proxy Statement/Prospectus, when filed with the SEC and at the time the Form F-4 is declared effective by the SEC, on the date first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Representatives in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 3.09      No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than (a) liabilities or obligations reflected or otherwise reserved against in the Company’s consolidated balance sheet (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the 9-month period ended September 30, 2021 (the “Company Balance Sheet”), (b) liabilities or obligations under this Agreement or in connection with the transactions contemplated hereby, including the Merger, (c) liabilities or obligations incurred in the Ordinary Course since the date of the Company Balance Sheet or (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10      Absence of Certain Changes.

(a)            Except for actions expressly contemplated by this Agreement and in connection with the execution and negotiation of this Agreement, since the date of the Company Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the Ordinary Course.

(b)            Since the date of the Company Balance Sheet through the date of this Agreement, there has not been or occurred or there does not exist any Company Material Adverse Effect.

Section 3.11      Material Contracts.

(a)            For purposes of this Agreement, a “Material Contract” means each of the following Contracts in existence as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding any purchase order issued in the Ordinary Course and any Employee Plan:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii)            any Collective Bargaining Agreement or other similar Contract with a Labor Organization;

(iii)            any Contract with any Significant Customer or any Significant Supplier, other than non-disclosure agreements or purchase orders issued by such Significant Customers or to such Significant Suppliers in the Ordinary Course;

(iv)            any Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries within the twelve (12) months following the date of this Agreement in an amount having an expected value in excess of $500,000, which cannot be terminated by the Company or such Subsidiary on 60 days’ notice or less without material payment or penalty;

(v)            any Contract providing for material indemnification or any material guaranty (in each case, under which the Company has continuing obligations as of the date hereof) that would reasonably be expected to impose on the Company or any of its Subsidiaries a liability in excess of $500,000, other than any guaranty by the Company of any of its Subsidiary’s obligations or any Contract providing for indemnification in the Ordinary Course;

(vi)            any Contract material to the Company and its Subsidiaries taken as a whole (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to any third party, (C) containing a “most favored nation” or similar provision or (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so (other than any prohibition pertaining to the non-solicitation of employees) (such Contracts under sub-clauses (A) to (E), the “Restrictive Contracts”), in each case other than any such Contracts that may be cancelled without liability to the Company or its Subsidiaries and upon notice of ninety (90) days or less;

(vii)            any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the Ordinary Course, (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date hereof any material ownership interest in any other Person or other business enterprise, other than the Company’s Subsidiaries or (B) relating to the formation, control or operation of any joint venture;

(viii)            any Company IP Agreements;

(ix)            any Contract (A) that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase or option to license with respect to any assets material to the Company and its Subsidiaries, taken as a whole;

(x)            any Contract for the acquisition or disposition of any business containing any continuing (A) profit sharing arrangements or “earn-out” arrangements or (B) indemnification or similar contingent payment obligations;

(xi)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by, or extension of credit to, the Company or any of its Subsidiaries, other than (A) accounts receivables and payables in the Ordinary Course, (B) loans among the Company and any of its direct or indirect wholly-owned Subsidiaries, (C) extended payment terms for customers in the Ordinary Course, (D) prepayment of Taxes and (E) capital leases less than $125,000;

(xii)            any Company Real Property Lease;

(xiii)            any Contract entered into since January 1, 2020 to settle a Legal Proceeding other than (A) releases immaterial in nature and amount entered into with former employees or independent contractors of the Company in the Ordinary Course or (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement; and

(xiv)            any material Contract with any Governmental Entity.

(b)            Section 3.11(b) of the Company Disclosure Letter contains a list that is complete and accurate as of the date hereof of all Material Contracts (other than Material Contracts that are Employee Plans) to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(c)            Except for expiration in accordance with its terms, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) subject to the Enforceability Limitations and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract prior to its stated expiration date, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.12      Compliance with Law. The Company and each of its Subsidiaries are and since January 1, 2019 have been in compliance in all material respects with all Applicable Laws and Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement.

Section 3.13      Permits. The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and, no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

Section 3.14      Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or that would materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof.

Section 3.15      Customers and Suppliers.

(a)            Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list of (i) the names of the customers of the Company and its Subsidiaries, taken as a whole (based on the aggregate purchase price of products and services provided), that have purchased at least $1,000,000 of products and services during the nine months ended September 30, 2021 (each, a “Significant Customer”) and (ii) the amount of purchases by each such customer during such period expressed as a percentage of the Company’s consolidated revenues for such periods. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has raised with any Significant Customer any outstanding material disputes concerning any Company Products with any Significant Customer. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or bona fide oral notice from any Significant Customer stating that such customer shall not continue as a customer of the Company or any of its Subsidiaries or that such customer intends to terminate or materially modify any existing Contracts with the Company or any of its Subsidiaries.

(b)            Section 3.15(b) of the Company Disclosure Letter sets forth a complete and correct list of (i) the names of the suppliers of the Company and its Subsidiaries, taken as a whole (based on the aggregate purchase price of raw materials, supplies or other products or services ordered), from which the Company and its Subsidiaries have purchased at least $500,000 of raw materials, supplies or other products or services during the nine months ended September 30, 2021 (each, a “Significant Supplier”) and (ii) the amount of orders from each such supplier during such periods expressed as a percentage of the Company’s consolidated revenues for such periods. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has raised with any Significant Supplier any outstanding material dispute concerning products and/or services provided by any Significant Supplier. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or bona fide oral notice from any Significant Supplier stating that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries.

Section 3.16      Taxes.

(a)            Each of the Company and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all federal income and all other material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b)            Each of the Company and its Subsidiaries has (i) timely paid all Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and all material state, local and non-U.S. income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including all Taxes required to be reported and withheld on any U.S or non-U.S. Company Equity Awards) required to be paid or withheld.

(c)            Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes as of the date of the Company Balance Sheet that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course.

(d)            Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e)            To the Knowledge of the Company, no audit or other examination with respect to any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. As of the date hereof, no material adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Entity. As of the date hereof, no written claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f)            There are (and immediately following the Effective Time there will be) no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g)            Neither the Company nor any of its Subsidiaries has (i) in the six calendar years prior to the date of this Agreement been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, other than an agreement that is not principally regarding Taxes, or (iii) any liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise, other than pursuant to commercial Contracts with customary terms entered into in the Ordinary Course the principal purposes of which is unrelated to Taxes.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any material deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (i) change in method of accounting prior to the Effective Time, (ii) installment sale or open transaction disposition made prior to the Effective Time, to the extent not reflected in the Company Balance Sheet, (iii) prepaid amount received outside the Ordinary Course prior to the Effective Time or (iv) election made under Section 108(i) of the Code (or under any similar provision of Applicable Law) prior to the Effective Time. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(i)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) within the two calendar years prior to the date of this Agreement.

(j)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law).

(k)            The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)            To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Knowledge of the Company, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)            Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(n)            Each of the Company and its Subsidiaries are in material compliance with all transfer pricing Laws, and all related material documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(o)            Neither the Company nor any of its Subsidiaries have requested, has received or is subject to any written ruling of a Taxing authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).

(p)            To the Knowledge of the Company, except as expressly contemplated by this Agreement, there exists no facts, and neither the Company nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.17      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws;

(b)            the Company and its Subsidiaries hold and maintain all of the Environmental Permits necessary for the continued conduct of the operations of the Company or any Subsidiary as such activities are currently being conducted;

(c)            all such Environmental Permits are valid and in full force and effect, and the Company and its Subsidiaries are in compliance in all respects with all covenants and conditions of all such Environmental Permits;

(d)            no Legal Proceeding is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Law, Environmental Permit, or any Hazardous Materials Activity of the Company or any Subsidiary;

(e)            neither the Company nor any of its Subsidiaries has engaged in any Hazardous Materials Activity that is reasonably likely to result in a Legal Proceeding under Environmental Law or a requirement for investigation or remedial action under applicable Environmental Law;

(f)            to the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Business Facility currently owned, operated, or leased by the Company or any of its Subsidiaries;

(g)            neither the Company nor any of its Subsidiaries has entered into any Contract that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising under Environmental Laws.

Section 3.18      Employee Benefit Plans.

(a)            Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans as of the date of this Agreement. With respect to each Employee Plan, to the extent applicable, the Company has made or will make available to Parent no later than thirty (30) Business Days following the date of this Agreement complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any material notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity since January 1, 2019, relating to any compliance issues in respect of any such Employee Plan; and (vi) with respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan, if any, and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Entity, if any.

(b)            Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c)            Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on an unrevoked favorable prototype opinion letter or has received a favorable determination letter from the IRS with respect to such Employee Plan’s tax-qualified status under the Code and, to the Knowledge of the Company, nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to affect the qualified status of any such Employee Plan.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Applicable Law or the terms of an Employee Plan, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new material Employee Plan in the United States or amend in any material respect an existing Employee Plan in the United States.

(e)            There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f)            None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(g)         Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has in the six (6) years prior to the date hereof maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(h)         Except as required by Applicable Law, no Employee Plan in the United States provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(i)         Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained, operated and administered in compliance in all material respects with the applicable requirements of Section 409A of the Code.

(j)         Except as expressly contemplated by this Agreement or set forth on Section 3.18(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former service provider for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

Section 3.19             Labor Matters.

(a)         Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to one or more employees or other service providers in the United States and a union, trade union, works council or any other employee representative body or labor-relations organization or entity authorized to negotiate on behalf of employees (“Labor Organization”), for collective bargaining or other negotiating or consultation purposes (“Collective Bargaining Agreements”). There are no pending, or to the Knowledge of the Company, threatened material activities by any Labor Organization to organize any such employees or other service providers. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees or other service providers of the Company or any of its Subsidiaries, nor have there been any such lockouts, strikes, slowdowns or work stoppages with respect to any employees or other service providers of the Company or any of its Subsidiaries since January 1, 2019, in the case of each of the foregoing which is likely to be material to the Company.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and as exempt or non-exempt for overtime purposes), leased and seconded employees, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Neither the Company nor any of its Subsidiaries is a party to any material conciliation agreement, settlement agreement, consent decree or other employment-related agreement or order, in each case related to employment or employment practices, with any Governmental Entity.

(c)         Each of the Company and its Subsidiaries is in compliance in all material respects with WARN or any related state laws.

Section 3.20             Real Property.

(a)         As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property, other than as set forth on Section 3.20(a) of the Company Disclosure Letter. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or one of its Subsidiaries has good and marketable fee simple title to the real properties set forth on Section 3.20(a) of the Company Disclosure Letter (including all land improvements, structures, buildings, plants, fixtures, building improvements and all easements, rights-of-way and other appurtenances pertaining thereto or accruing to the benefit thereof) (the “Company Owned Real Property”).

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy a Company Leased Real Property or the Company Owned Real Property.

Section 3.21             Intellectual Property.

(a)         Section 3.21(a) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of all Registered IP that constitutes Company IP (“Company Registered IP”) and unregistered Trademarks. Section 3.21(a) of the Company Disclosure Letter identified, for each item of Company Registered IP, as applicable, (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b)         To the Knowledge of the Company, the Company Registered IP is valid, sustaining and enforceable. As of the date of this Agreement, all necessary registration, maintenance and renewal fees of each item of Company Registered IP have been paid, and all necessary documents and certificates have been filed, in each case to or with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as may be required for the purposes of registering and/or maintaining such Company Registered IP. The Company has not claimed “small entity” status, or misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a material misrepresentation with respect to such application.

(c)         Section 3.21(c) of the Company Disclosure Letter contains a complete and accurate list of all Contracts, as of the date hereof, (i) under which any third party has granted the Company or any of its Subsidiaries any license, non-assert, covenant not to sue, or other immunity from or under any Intellectual Property Rights, the loss of which would have a material adverse impact on the operation of the Company’s and its Subsidiaries’ business, taken as a whole (each, an “Company Inbound License”) or (ii) under which the Company or any of its Subsidiaries has granted any third party a license under any Company IP, other than non-exclusive licenses granted incidental to the purchase of Company Products in the Ordinary Course (each, an “Company Outbound License”, and together with the Company Inbound Licenses, the “Company IP Agreements”). The Company has made available to Parent complete and correct copies of each such Company IP Agreement.

(d)         To the Knowledge of the Company, since January 1, 2019, neither the operation of the business of the Company and its Subsidiaries nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products or the Company IP by the Company or its Subsidiaries has materially infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person.

(e)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries exclusively own all right, title and interest in the Company IP, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.21(e) of the Company Disclosure Letter, all Company IP is fully transferable, alienable or licensable without restriction and without payment of any kind to any other Person. The Company and its Subsidiaries have and, following the Closing, Surviving Company will have, the exclusive right to bring actions against any Person that is infringing any Company IP and to retain for themselves any damages recovered in any such action. To the Knowledge of the Company, the Company IP and the Intellectual Property Rights licensed pursuant to the Company Inbound Licenses constitute all of the Intellectual Property Rights necessary to develop, manufacture or sell each material Company Product as currently developed, manufactured or sold by the Company and its Subsidiaries as of the date of this Agreement.

(f)         The Company and each of its Subsidiaries have taken reasonable steps to protect the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent which (i) assigns to the Company or one of its Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Subsidiary and (ii) provides reasonable protection for Trade Secrets of the Company and its Subsidiaries. To the Knowledge of the Company, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any Company IP have executed such agreements.

(g)         To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company IP. Neither the Company nor any of its Subsidiaries have, since January 1, 2019, asserted or threatened any claim against any Person alleging that such Person is infringing or misappropriating any Company IP.

(h)         To the Knowledge of the Company, all open-source software used by the Company or any of its Subsidiaries does not trigger any obligation to disclose in any way any source code material to the business. To the Knowledge of the Company, the Company and its Subsidiaries comply with the terms of all applicable open-software licenses (including, but not limited to, copyright notices, attribution requirements and requirements to provide or offer access to source code).

(i)         Since January 1, 2019 through the date hereof, there has not been any Legal Proceeding brought by a third party against the Company or any of its Subsidiaries with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any Company IP. As of the date hereof, the Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights.

(j)         All collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of the Company and any of its Subsidiaries of Personal Data are and, since January 1, 2019, have been in material compliance with all applicable Privacy Legal Requirements and Privacy Commitments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice alleging any violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement or Privacy Commitments, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity, in each case of any of the foregoing in this sentence which is reasonably likely to be material to the Company. Neither the Company nor any of its Subsidiaries has received any written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries, in each case which is reasonably likely to be material to the Company. The Company and its Subsidiaries implement and maintain commercially reasonable written policies and procedures reasonably designed to protect Personal Data against any unauthorized use, access or disclosure. To the Knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data.

(k)         The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products and to otherwise safeguard the information technology systems, and personally identifiable information contained therein, of the Company and its Subsidiaries. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have reasonable disaster recovery plans procedures and facilities for the business.

(l)         To the Knowledge of the Company, Section 3.21(l) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations in which the Company and/or any of its Subsidiaries has participated or is a member. To the Knowledge of the Company, there is no obligation to license any Company IP, and no Company IP is currently licensed, to any third party as a result of participation or membership in or utilization of any work of any standards body or similar organization. Neither the Company nor any of its Subsidiaries has at any time notified any standards body or similar organization any Company IP is necessary to or would be infringed by the use or implementation of the standards published or promulgated by such standards body or similar organization. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with their obligations with respect to membership in such organizations.

(m)         None of the patents, patent applications, trademarks and trademark applications pledged under the Intellectual Property Security Agreement, between the Company and Ivy Investment Management Company, dated as of August 20, 2015, have been registered by the Company in any country besides the United States.

Section 3.22            Export Control and Import Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, (i) the Company and each of its Subsidiaries have been in compliance with all Applicable Laws regarding export and reexport control (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations, (ii) the Company and its Subsidiaries have been in compliance with all Applicable Laws regarding import (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, (iii) each of the Company and its Subsidiaries have obtained and is in compliance with the terms of all applicable export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export Controls or Import Restrictions (the “Export and Import Approvals”), and (iv) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any of its Subsidiaries with respect to such Export and Import Approvals.

Section 3.23            Related Party Transactions. Except as set forth in the Company SEC Reports or compensation or other employment arrangements in the Ordinary Course, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that are not so disclosed.

Section 3.24            Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries or any of their respective employees, properties or assets against such risks and in a form and amount which is adequate for the operation of the Business and (y) as of the date of this Agreement, (a) all such insurance policies are in full force and effect, (b) other than in connection with ordinary course renewals, no notice of cancellation has been received in connection with such policies, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, and (d) there has been, to the Knowledge of the Company, no threatened termination of, or premium increase with respect to, any such policies.

Section 3.25            Anti-Bribery Laws. Since January 1, 2019, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the U.K. Bribery Act of 2010, as amended, or any other comparable domestic or foreign law or statute (collectively “Anti-Bribery Laws”) (b) used any corporate funds for unlawful contributions, loans, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (d) made or taken any action in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, except, in each case of clauses (a) – (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there currently are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or its Subsidiaries with respect to the Anti-Bribery Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established internal policies and procedures designed to ensure compliance with the Anti-Bribery Laws.

Section 3.26            Regulatory Matters.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds or is in the process of acquiring (A) all authorizations under the U.S. Food, Drug, and Cosmetic Act of 1938 (the “FDCA”), and the applicable regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, (B) all authorizations under the U.S. Federal Insecticide, Fungicide and Rodenticide Act of 1910 (the “FIFRA”), the U.S. Food Quality Protection Act of 1996 (the “FQPA”) and the applicable regulations of the U.S. Environmental Protection Agency (the “EPA”) promulgated thereunder and (C) authorizations of the FDA, U.S. Department of Agriculture (“USDA”) and any other applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”), in each case, that is necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Regulatory Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Regulatory Permits are valid and in full force and effect and the Company and its Subsidiaries are in compliance with the terms of all Company Regulatory Permits.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all regulations and requirements of the FDA, USDA, EPA and other Company Regulatory Agencies, including any applicable Good Manufacturing Practices, Hazard Analysis Critical Control Point (HACCP) requirements, labeling requirements, testing requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, storage and warehousing procedures and marketing restrictions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, all Company Products have been produced, distributed, labeled, marketed and sold, and all raw materials and ingredients in such products have been procured, in compliance in all material respects with all Applicable Laws governing the procurement, production, distribution, labeling and sale of such products, raw materials or ingredients. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, there have been no recalls, withdrawals or suspensions with respect to any Company Products produced, distributed, labeled, marketed or sold by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of or otherwise is aware of, any Company Regulatory Agency untitled letters, warning letters, notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral or other similar federal, state or private enforcement actions with respect to such Company Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries is subject (or has been subject) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the FDA, USDA, EPA and other Company Regulatory Agencies.

(c)         Neither the Company nor any of its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Company Regulatory Agency, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.27            Brokers; Fees and Expenses. Except for Roth Capital Partners, Inc. and Houlihan Lokey Capital, Inc., there is no investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby (including the Merger).

Section 3.28            Opinion of Financial Advisors. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation thereof, the Exchange Ratio provided for in the Merger pursuant to this Agreement was fair to the holders of Company Common Stock (other than the Major Stockholder) from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.29            State Anti-Takeover Statutes; No Rights Plan.

(a)         Neither the Company nor any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of Parent within the meaning of Section 203 of the DGCL.

(b)         The Company and the Company Board has taken all action necessary, assuming the accuracy of the representation in Section 4.21, to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. To the Company’s Knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law (such Applicable Law a “Takeover Law”) applies to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.

(c)         Except as set forth in Section 3.29(c) of the Company Disclosure Letter, the Company has no rights plan, “poison-pill” or other comparable agreement in effect.

Section 3.30            No Critical Technologies. The Company does not produce, design, test, manufacture, fabricate, or develop any: defense articles, defense services, or related technical data that are covered by the U.S. Munitions List in the International Traffic in Arms Regulation; select agents and toxins; or items included on the Commerce Control List set forth in the Export Administration Regulations and controlled (i) pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology or (ii) for reasons relating to regional stability or surreptitious listening. The Company does not produce, design, test, manufacture, fabricate, or develop “critical technologies” as defined pursuant to 31 CFR § 801.204.

Section 3.31            No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III (as qualified by the applicable items disclosed in the Company Disclosure Letter and the introduction to this ARTICLE III), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, with respect to any Section of this ARTICLE IV, as set forth in the section of the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) that relates to such Section (it being understood and agreed that any disclosure set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other Section and Subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure), and except as disclosed in the Parent SEC Reports and prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports or other similar disclosures that are similarly non-specific or are predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.01            Organization and Standing.

(a)         Each of Parent and Merger Sub is a legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Parent and Merger Sub has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its material properties and material assets. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has delivered or made available to the Company a complete and correct copy of its organizational documents, as amended to date.

(b)         Section 4.01(b) of the Parent Disclosure Letter sets forth a complete and accurate list of the name of each Subsidiary of Parent, and with respect to each Subsidiary (a) its jurisdiction; and (b) the number of issued and outstanding shares or other equity interest and the record holders and beneficial owners thereof.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), and (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States).

(d)         All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) as of the date hereof, except as set forth in Section 4.01(d) of the Parent Disclosure Letter, are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens or restrictions on transfer imposed by Applicable Law).

(e)         Except as set forth in Section 4.01(e) of the Parent Disclosure Letter, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (ii) options, stock appreciation rights, warrants, restricted stock units, subscriptions, convertible securities, rights or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligate Parent or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (iii) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of Parent, being referred to collectively as “Parent Subsidiary Securities”) or (iv) other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Subsidiary Securities.

Section 4.02            Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, subject to the Enforceability Limitations.

Section 4.03            Capitalization.

(a)         The authorized share capital of Parent consists of 100,000,000 Parent Ordinary Shares and 1,000,000 Parent Preference Shares. As of the close of business on March 9, 2022 (the “Parent Capitalization Date”), (i) 41,228,016 Parent Ordinary Shares were issued and outstanding, 6,520,657 Parent Ordinary Shares were held by Parent as treasury shares and 464,455 Parent Ordinary Shares were held by Parent pursuant to Parent’s “buy-back” program and (ii) no Parent Preference Shares were issued and outstanding and no Parent Preference Shares were held by Parent as treasury shares. All of the outstanding Parent Ordinary Shares have been duly authorized and validly issued, and are fully paid and non-assessable and free of any preemptive rights. The Parent Ordinary Shares to be issued as part of the Share Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights.

(b)         The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which were outstanding as of the date of this Agreement and Parent holds sole record and beneficial ownership over all such shares. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(c)         Section 4.03(c) of the Parent Disclosure Letter sets forth, as of the Parent Capitalization Date, the number of Parent Ordinary Shares that are subject to the Parent Stock Plans. As of the Parent Capitalization Date, 1,908,363 Parent Ordinary Shares, and no Parent Preference Shares, were reserved for future issuance pursuant to the Parent Stock Plans. All Parent Compensatory Awards have been, in all material respects, validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in accordance with all Applicable Law and the Parent Stock Plans.

(d)         Except as set forth in Section 4.03(a) or as set forth on Section 4.03(c) of the Parent Disclosure Letter and except for Parent Ordinary Shares that have become outstanding after the Capitalization Reference Date but were reserved for issuance as set forth in Section 4.03(c) or as set forth on Section 4.03(c) of the Parent Disclosure Letter, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of the Parent Securities. Except as set forth in this Section 4.03, there are no outstanding Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(e)         Other than Parent’s memorandum and articles of association and this Agreement, neither Parent nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

Section 4.04            Non-contravention; Required Consents.

(a)         The execution, delivery or performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) do not and will not (i) violate or conflict with any provision of the memorandum and articles of association, certificates of incorporation or bylaws of Parent and Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.04(a) of the Parent Disclosure Letter, result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit under, any Contract to which Parent or its Subsidiaries is a party or by which any of their respective properties or assets may be bound as of the date hereof, (iii) assuming compliance with the matters referred to in Section 4.04(b), violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than in the case of clauses (ii), (iii) and (iv), any such violation, conflict, breach, default, termination, acceleration, right, loss or Lien that (x) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby prior to the Termination Date.

(b)         No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Subsidiaries in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) such filings and approvals as may be required by the rules and regulations of Nasdaq or any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus and the filing of the Form F-4 and the declaration of effectiveness of the Form F-4), (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iv) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states and (v) such other Consents the failure of which to be obtained or made (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (B) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby prior to the Termination Date.

Section 4.05            Parent SEC Reports.

(a)         Since January 1, 2019, Parent has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto the “Parent SEC Reports”).

(b)         Each Parent SEC Report complied as of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing, or, in the case of any Parent SEC Report that is a registration statement filed pursuant to the Securities Act, as of its effective date), as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Parent SEC Report was filed.

(c)         As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing, or, in the case of any Parent SEC Report that is a registration statement filed pursuant to the Securities Act, as of its effective date), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)         As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Reports or any registration statement filed by Parent with the SEC and (ii) to Parent’s Knowledge, no Parent SEC Report nor any registration statement filed by Parent with the SEC is the subject of ongoing SEC review.

(e)        Parent is, and since January 1, 2019, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)        No Subsidiary of Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(g)        Since January 1, 2019, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Section 302 or 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and at the time of filing or submission of each such certification, the statements contained in each such certification were true and accurate as of the date thereof. Since January 1, 2019, neither Parent nor any of its executive officers has received any written notice from the SEC or any other Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications

Section 4.06          Financial Statements

(a)        Each of the consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in or incorporated by reference into the Parent SEC Reports filed or furnished since January 1, 2019 (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements and to any other adjustments described therein, including the notes thereto), in each case in accordance with IFRS consistently applied by Parent during the periods and at the dates involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X or other rules and regulations of the SEC and, in the case of unaudited interim financial statements as permitted by Form 6-K or any successor form under the Exchange Act or other rules and regulations of the SEC).

(b)        Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in conformity with IFRS.

(c)        Parent has designed “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

(d)        Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board and made available to the Company a description of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information or (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in in Parent’s internal control over financial reporting.

(e)        Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports (including any audited financial statements and unaudited interim financial statements of Parent included therein).

(f)        Since January 1, 2019, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director or officer of Parent has received any material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2019, no current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors or employees to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(g)        Since January 1, 2019, to the Knowledge of Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Since January 1, 2019, neither Parent nor any Subsidiary, director, officer or employee of Parent or any Subsidiary of the Parent has discharged, demoted or suspended an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.07          Proxy Statement/Prospectus. The information supplied or to be supplied by Parent, Merger Sub or their respective Representatives in writing for inclusion in the Proxy Statement/Prospectus, when filed with the SEC, at the time the Form F-4 is declared effective by the SEC, on the date the Proxy Statement/Prospectus is first sent to stockholders of the Company and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Representatives in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 4.08          Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or against any current or former director or officer of Parent or any of its Subsidiaries (in their capacity as such) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or that would materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 4.09          Brokers; Fees and Expenses. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

Section 4.10          No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than (a) liabilities or obligations reflected or otherwise reserved against in the Parent Balance Sheet, (b) liabilities or obligations under this Agreement or in connection with the transactions contemplated hereby, including the Merger, (c) liabilities or obligations incurred in the Ordinary Course since the date of the Parent Balance Sheet or (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11          Absence of Certain Changes.

(a)        Except for actions expressly contemplated by this Agreement and in connection with the execution and negotiation of this Agreement, since the date of the Parent Balance Sheet through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the Ordinary Course.

(b)        Since the date of the Parent Balance Sheet through the date of this Agreement, there has not been or occurred or there does not exist any Parent Material Adverse Effect.

Section 4.12          Compliance with Law. Parent and each of its Subsidiaries are and since January 1, 2019 have been in compliance in all material respects with all Applicable Laws and Orders (including in respect of Environmental Laws). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019 through the date hereof, neither Parent nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to Parent or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by Parent or any of its Subsidiaries of any Applicable Law or Order (including in respect of Environmental Laws) nor (c) has provided any written notice to any Governmental Entity regarding any violation by Parent or any of its Subsidiaries of any Applicable Law or Order (including in respect of Environmental Laws), and no such notice referred to in clauses (a), (b) or (c) of this Section 4.12 remains outstanding or unresolved as of the date of this Agreement.

Section 4.13          Taxes.

(a)        Parent has prepared and timely filed (taking into account all applicable extensions) all federal income and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

(b)        Parent has (i) timely paid in full all Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all Taxes required to be paid or withheld.

(c)        Parent has not executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(d)        To the Knowledge of Parent, no audit or other examination of any Tax Return of Parent is presently in progress, nor has Parent been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by Parent has been proposed in writing by any Governmental Entity. No written claim has ever been made by any Governmental Entity that Parent is subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e)        There are no Liens on the assets of Parent or its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(f)        Parent (i) has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and (ii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, U.S. local or non-U.S. law), by reason of any agreements, contracts or arrangements (other than customary provisions in commercial contracts the primary purpose of which is not Tax), as a successor or transferee.

(g)        Neither Parent nor Merger Sub will be required to include any income or gain or exclude any material deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (i) change in method of accounting made prior to the Effective Time, (ii) installment sale or open transaction disposition made prior to the Effective Time, to the extent not reflected in the Parent Balance Sheet, (iii) prepaid amount received outside the Ordinary Course prior to the Effective Time, or (iv) election made under Section 108(i) of the Code (or under any similar provision of Applicable Law) prior to the Effective Time.

(h)        Neither Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two calendar years prior to the date of this Agreement.

(i)        For purposes of the Tax on “indirect sales” pursuant to Argentine Income Tax Law, the fair market value of the assets owned directly or indirectly by Parent, located in Argentina and acquired on or after January 1, 2018 is less than 30% of the value of the issued and outstanding Parent Ordinary Shares.

(j)        Neither the Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law).

(k)        The Parent is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)        To the Knowledge of the Company, the Parent and each of its Subsidiaries is in compliance in all material respects with all Tax Incentives and to the Knowledge of the Parent, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)        Neither the Parent nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(n)        Each of the Parent and its Subsidiaries are in material compliance with all transfer pricing Laws, and all related material documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(o)        Neither the Parent nor any of its Subsidiaries have requested, has received or is subject to any written ruling of a Taxing authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).

(p)        To the Knowledge of Parent, except as expressly contemplated by this Agreement, there exists no facts, and neither Parent nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14          Related Party Transactions. Except as set forth in the Parent SEC Reports or compensation or other employment arrangements in the Ordinary Course, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that are not so disclosed.

Section 4.15          Intellectual Property.

(a)        As of the date hereof, each Specified Contract is valid and binding on Parent (or each such Affiliate of Parent party thereto, or, to the Knowledge of Parent, the other parties thereto, as the case may be) subject to the Enforceability Limitations and is in full force and effect, and neither Parent nor any of its Affiliates, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under any such Specified Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its Affiliates, or, to the Knowledge of Parent, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Affiliates has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Specified Contract prior to its stated expiration date, except as would not reasonably be expected to be material to the Parent and its Affiliates, taken as a whole.

(b)        To the Knowledge of the Parent, since January 1, 2019, neither the operation of the business of Parent and its Affiliates nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Parent Products or the Parent IP by Parent and its Subsidiaries has materially infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person.

(c)        Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent IP and the Intellectual Property Rights licensed pursuant to the Specified Contracts constitute all of the Intellectual Property Rights necessary to develop, manufacture or sell each material Parent Product as currently developed, manufactured or sold by Parent and its Subsidiaries as of the date of this Agreement.

Section 4.16          Regulatory

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds or is in the process of acquiring all authorizations of all applicable Governmental Entities that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Parent Products (any such Governmental Entity, a “Parent Regulatory Agency”), in each case, that is necessary for the lawful operation of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Regulatory Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all such Parent Regulatory Permits are valid and in full force and effect and Parent and its Subsidiaries are in compliance with the terms of all Parent Regulatory Permits.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries is in compliance with all regulations and requirements of all Parent Regulatory Agencies, including any applicable Good Manufacturing Practices, Hazard Analysis Critical Control Point (HACCP) requirements, labeling requirements, testing requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, storage and warehousing procedures and marketing restrictions. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, all Parent Products have been produced, distributed, labeled, marketed and sold, and all raw materials and ingredients in such products have been procured, in compliance in all material respects with all Applicable Laws governing the procurement, production, distribution, labeling and sale of such products, raw materials or ingredients. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, there have been no recalls, withdrawals or suspensions with respect to any Parent Products produced, distributed, labeled, marketed or sold by Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, neither Parent nor any of its Subsidiaries has received any written notice of or otherwise is aware of, any Parent Regulatory Agency untitled letters, warning letters, notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral or other similar federal, state or private enforcement actions with respect to such Parent Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, neither Parent nor any of its Subsidiaries is subject (or has been subject) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by any Parent Regulatory Agencies.

(c)        Neither Parent nor any of its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Parent Regulatory Agency, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

Section 4.17          State Takeover Statutes. Assuming the accuracy of the Company’s representations in Section 3.29(a), Parent and the Parent Board has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. To Parent’s Knowledge, no other Takeover Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.

Section 4.18          Financing. Parent has, and at the Closing will have, sufficient funding to pay all amounts in respect of Company Equity Awards and Company Common Stock to be paid in cash, repay or refinance any indebtedness of the Company and its Subsidiaries to be repaid or refinanced in connection with the Closing, and take all actions required to be taken by it hereunder or otherwise in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.19          Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:

(a)        the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); and

(b)        Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due.

Section 4.20          Certain Arrangements. Other than the Company Support Agreement, there are no Contracts or other understandings between Parent or any of its Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any beneficial owner of shares of Company Common Stock, on the other hand, (a) relating to the equity or capital of the Company or any of its Subsidiaries, the transactions contemplated hereby or the management of the Surviving Company after the Effective Time or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries (x) would be entitled to receive value or consideration of a different amount or nature than the Share Consideration or (y) agrees to vote against or otherwise oppose any Acquisition Proposal.

Section 4.21          Share Ownership. Neither Parent nor any of its Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent or any of its Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 4.22          No Other Representations and Warranties.

(a)        Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV (as qualified by the applicable items disclosed in the Parent Disclosure Letter and the introduction to this ARTICLE IV), neither Parent nor any other Person (including Merger Sub) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives.

(b)        Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the Company, its Subsidiaries and their respective businesses, operations, assets, liabilities, results of operations, conditions (financial or otherwise) and prospects and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, it has relied on its own independent investigation. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, neither the Company nor any other Person (i) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or any other matter or the accuracy or completeness of any information regarding the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or any other matter made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms” or management presentations or any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby, or (ii) will be liable to Parent or Merger Sub in respect of the accuracy or completeness of any such information. Each of Parent and Merger Sub, on behalf of itself and its Affiliates, hereby expressly waives any claim it may have relating to the foregoing matters. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon, or is entitled to rely upon, any such other representations or warranties that may have been made by any Person or any such information, and acknowledges and agrees that the Company and its Subsidiaries have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V
INTERIM CONDUCT OF BUSINESS

Section 5.01          Affirmative Obligations of the Company. Except as (1) may be required or precluded by any Applicable Law or any other actions of any Governmental Authority, (2) expressly required or permitted by this Agreement, (3) consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) for any actions taken reasonably and in good faith to respond to COVID-19 or other epidemic or pandemic, including compliance with any COVID-19 Measures, or (5) set forth on Section 5.01(a) of the Company Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (a) carry on their business in the usual, regular and Ordinary Course, (b) maintain and preserve intact their current business organizations and (c) maintain its relationships and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.02 shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.02.

Section 5.02          Negative Obligations of the Company. Except as (1) may be required by Applicable Law, (2) expressly required or permitted by this Agreement, (3) consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) for any actions taken reasonably and in good faith to respond to COVID-19 or other epidemic or pandemic, including compliance with COVID-19 Measures, or (5) set forth on Section 5.02 of the Company Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)        amend the Company’s certificate of incorporation or bylaws;

(b)        issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, other than (i) grants of Company Equity Awards to directors and employees subject to the terms as set forth on the Company Disclosure Letter, (ii) the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options, Company Warrants or the vesting or settlement of other Company Equity Awards (including in order to satisfy Tax withholding obligations) or (iii) transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(c)        acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Equity Awards or Company Warrants, (ii) pursuant to the forfeiture of any Company Equity Awards or (iii) transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(d)        other than dividends or distributions made by any wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine, subdivide, amend the terms of or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock;

(e)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than (i) the transactions contemplated hereby, including the Merger, and (ii) transactions between the Company and any wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries);

(f)        (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the Ordinary Course, (B) loans or advances to or from or between direct or indirect wholly-owned Subsidiaries, (C) trade credit or trade payables in the Ordinary Course, (D) indebtedness to replace or refinance existing indebtedness without increasing the principal amount thereunder (provided that such principal amount may be increased to the extent such increase represents accrued interest and fees and expenses on the refinanced indebtedness and customary underwriting, arrangement, or similar fees and related expenses) and (E) additional indebtedness for borrowed money not to exceed $1,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any Subsidiary of the Company, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, except with respect to obligations of wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except (A) in the Ordinary Course to employees or members of the Company Board or any of its Subsidiaries, or otherwise pursuant to any advancement or indemnification obligations of the Company or any of its Subsidiaries, (B) among the Company and wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, or (C) to customers pursuant to the extension of credit terms in the Ordinary Course, or (iv) mortgage or pledge any of its or its Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Permitted Liens);

(g)        except (i) as may be required by Applicable Law, the terms of this Agreement, or the terms of any Employee Plan, (ii) as set forth on the Company Disclosure Letter, or (iii) in the Ordinary Course, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan (other than employment agreement or offer letters for employees at the vice president level or below) or (B) increase the compensation or fringe benefits of any director or executive officer or pay any special bonus or special remuneration to any director or executive officer;

(h)        forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i)        enter into, amend, or extend any Collective Bargaining Agreement;

(j)        hire, terminate (other than for cause), demote or promote (i) any employee or potential employee with a title of vice president or above who is or would be entitled to receive annual base salary of $200,000 or (ii) any employees or potential employees who, collectively, would be entitled to receive compensation in excess of $500,000 in the aggregate, on a quarterly basis, in each case, other than as expressly contemplated by this Agreement;

(k)        sell, lease, exclusively license or dispose of any property or assets material to the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions or acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, except in each case for (i) acquisitions from wholly-owned Company Subsidiaries, (ii) sales of equipment, supplies and inventory in the Ordinary Course, (iii) disposition of obsolete tangible assets or expired inventory, (iv) non-exclusive licenses of Company IP granted in the Ordinary Course and (v) acquisitions of any Persons or equity interest therein for consideration in excess of $500,000 in the aggregate;

(l)        except as may be required as a result of a change in Applicable Law or in GAAP or SEC rules and regulations, make any material change in any of the accounting principles or practices used by it;

(m)        (i) make (other than in the ordinary course of preparing and filing Tax Returns) or change or revoke any material Tax election, (ii) amend any material Tax Return, (iii) settle or compromise any material liability for Taxes, (iv) adopt or change any Tax accounting method (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax or (vi) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n)        (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) materially modify, amend or exercise, except in the Ordinary Course, any right to renew any lease or sublease of real property or waive or violate any material term or condition thereof or grant any material consents thereunder or (iii) purchase any interest in real property (or enter any agreement to do so);

(o)        abandon, cancel or allow to lapse or fail to maintain or protect any Company IP, except pursuant to the exercise of good faith business judgment by the Company;

(p)        other than in the Ordinary Course (in case of any Material Contract that is not a Restrictive Contract), enter into, renew, amend or grant any release or relinquishment of any rights under any Material Contract;

(q)        incur any new capital expenditure(s) that, individually or in the aggregate, would create obligations to the Company or any of its Subsidiaries in excess of $500,000 in any three-month period;

(r)        settle or compromise any pending or threatened Legal Proceeding, other than the settlement or compromise of a Legal Proceeding (i) reflected or reserved against in full in the Company Balance Sheet or (ii) that does not include any obligation (other than the payment of money of an aggregate of $500,000 or less in excess of available insurance coverage (including deductibles and retentions) maintained by the Company or its Subsidiaries relating to the payment of such amounts) to be performed by the Company or its Subsidiaries following the Effective Time that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(s)        except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the Ordinary Course;

(t)        grant or otherwise create or consent to the creation of any Lien affecting any real property or any part thereof, other than Permitted Liens;

(u)        convey any interest in any real property owned by the Company or any of its Subsidiaries; or

(v)        authorize, commit or enter into a Contract to do any of the foregoing actions that are prohibited pursuant to this Section 5.02.

Section 5.03          Affirmative Obligations of Parent. Except as (1) may be required by Applicable Law, (2) expressly required or permitted by this Agreement, (3) consented to in advance by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) for any actions taken reasonably and in good faith to respond to COVID-19 or other epidemic or pandemic, including compliance with any COVID-19 Measures, or (5) set forth on Section 5.03 of the Parent Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (a) carry on their business in the usual, regular and Ordinary Course, (b) maintain and preserve intact their current business organizations, and (c) maintain its relationships and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.04 shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.04.

Section 5.04          Negative Obligations of Parent. Except as (1) may be required by Applicable Law, (2) expressly required or permitted by this Agreement, (3) consented to in advance by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) for any actions taken reasonably and in good faith to respond to or other epidemic or pandemic, including compliance with COVID-19 Measures, or (5) set forth on Section 5.04 of the Parent Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, Parent shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)        amend its memorandum and articles of association, certificate of incorporation or bylaws or comparable organizational documents, or enter into any Contract with any of Parent’s shareholders;

(b)        issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Parent Securities or any capital stock or securities of any of its Subsidiaries, other than (i) grants of Parent Compensatory Awards to employees subject to the terms as set forth on Section 5.04(b) of the Parent Disclosure Letter, (ii) the issuance and sale of Parent Ordinary Shares pursuant to the exercise, vesting or settlement of any Parent Compensatory Awards (including in order to satisfy Tax withholding obligations) or (iii) transactions among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(c)           acquire or redeem, directly or indirectly, any Parent Securities or any capital stock or securities of any of its Subsidiaries, other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Parent Compensatory Awards or (ii) pursuant to the forfeiture of any Parent Compensatory Awards or (iii) transactions among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(d)           split, combine, subdivide, amend the terms of or reclassify any shares of capital stock of Parent or any capital stock or securities of any of its Subsidiaries, or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of Parent;

(e)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than (i) the transactions contemplated hereby, including the Merger, and (ii) transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries);

(f)            enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and other transactions contemplated by this Agreement; or

(g)           authorize, commit or enter into a Contract or take any other action to do any of the foregoing actions that are prohibited pursuant to this Section 5.04.

Section 5.05     Tax Matters. Each Party shall not, and shall cause its Subsidiaries not to, take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01     No Solicitation.

(a)           The Company and its Subsidiaries shall immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal, and shall, as promptly as practicable after the date hereof, terminate access by each such Third Party and its Representatives to any online or other data rooms containing any material non-public information in respect of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within five (5) Business Days following the date hereof) request in writing that each Third Party that has executed a confidentiality agreement since the date which is one year prior to the date of this Agreement in connection with its consideration of a possible Acquisition Proposal return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of the Company.

(b)           Except as expressly permitted by this Section 6.01 or Section 6.02, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize any of their Representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case, for the purpose of assisting or facilitating the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any Third Party that is seeking to make or has made an Acquisition Proposal (other than, in the case of both clauses (ii) and (iii) of this Section 6.01(b), in response to an unsolicited inquiry or submitted Acquisition Proposal, to refer the inquiring or submitting person to this Section 6.01, and provided, that the Company and its Representatives may communicate with a person who has made an unsolicited Acquisition Proposal (and its Representatives) solely to clarify (and not negotiate) the existing terms of, and ascertain additional facts regarding, such Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal and the person making it (any such communication, a “Clarification Request”)), (iv) approve, endorse or recommend an Acquisition Proposal, or (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement pursuant to Section 6.01(c)).

(c)           Notwithstanding anything to the contrary in Section 6.01(a) or Section 6.01(b) or any other provision of this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party that has made a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a material breach of Section 6.01(a) or Section 6.01(b) that the Company Board concludes in good faith in accordance with the Company Board’s fiduciary duties to stockholders of the Company under Delaware Law (after consultation with its financial advisor and its outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Third Party and its financing sources and its and their Representatives and/or (B) furnish to such Third Party and its financing sources and its and their Representatives any information (including non-public information) relating to the Company or any of its Subsidiaries, and provide access to the Company’s and its Subsidiaries assets, properties and Business Facilities pursuant to a confidentiality agreement the terms of which are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (but need not contain any standstill provision or other restriction on the making of offers for an Acquisition Proposal), provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to stockholders of the Company under Delaware Law, and (2) solely with respect to the initial contact with respect to any Third Party, the Company shall provide Parent written notice within twenty four (24) hours of the Company first engaging or participating in discussions or negotiations with, or furnishing non-public information to, such Third Party and (3) promptly following furnishing any non-public information to such Third Party, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or any of its Representatives).

(d)           The Company shall promptly, and in all cases within twenty-four (24) hours, after, to the Knowledge of the Company, its receipt, advise Parent in writing of its receipt of any Acquisition Proposal or any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions of, and identity of the Third Party making, such Acquisition Proposal, request or inquiry. The Company shall provide Parent a copy of any Clarification Requests actually delivered within twenty-four (24) hours after such delivery.

(e)           The Company shall keep Parent reasonably informed of the status and material terms and conditions (including all material amendments) of any such Acquisition Proposal and, promptly (and in no event later than twenty-four (24) hours thereafter) upon, to the Knowledge of the Company, receipt of any written material amendment of any such Acquisition Proposal, the Company shall give Parent a copy thereof.

Section 6.02     Company Board Recommendation; Intervening Events.

(a)           Subject to the terms of this Section 6.02 (including Section 6.02(c)), (i) the Company Board has unanimously resolved to recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) the Company agrees that the Company Board Recommendation shall be included in the Proxy Statement/Prospectus.

(b)           Subject to the terms of this Section 6.02 (including Section 6.02(c)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, to the stockholders of the Company any Acquisition Proposal, (iii) fail to recommend against acceptance by the Company’s stockholders of any tender offer or exchange offer that has been commenced under Rule 14d-2 of the Exchange Act for the Company Common Stock and that constitutes an Acquisition Proposal within the ten (10) Business Day period specified in Rule 14-e-2 of the Exchange Act, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited, or (iv) resolve or publicly propose to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”; provided that, for the avoidance of doubt, the Company’s making of any determination contemplated by, or the authorizing and delivering to Parent any notice contemplated by, Section 6.02(c) shall not be deemed to be a Company Board Recommendation Change or a breach of Section 6.01 or this Section 6.02).

(c)           Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if and only if the Company Board has determined in good faith, after consultation with its outside legal and financial advisors, that (x) in the case where the Company Board Recommendation Change is not made in response to an Acquisition Proposal, an Intervening Event has occurred (and is continuing or the consequences thereof are continuing at the time of the determination) and the failure to take such action would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties to stockholders of the Company under Delaware Law, and (y) in the case where such Company Board Recommendation Change is made in response to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties to stockholders of the Company under Delaware Law; provided, that the Company Board shall not effect a Company Board Recommendation Change unless it complies with the provisions of Section 6.02(d).

(d)           Prior to the Company taking any action permitted:

(i)            under Section 6.02(c)(x) (1) the Company shall provide Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change), (2) if requested by Parent, during such five (5) Business Day period, the Company shall negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (3) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered by Parent during such five (5) Business Day period in a written offer or proposal capable of acceptance by the Company that binds Parent and, if Parent shall have so offered any such changes or arrangements, shall have determined that the failure to effect such Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to stockholders of the Company under Delaware Law; or

(ii)            under Section 6.02(c)(y) (1) the Company shall provide Parent at least five (5) Business Days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement (if any) and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (2) if requested by Parent, during the Notice Period, the Company shall negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (3) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered by Parent during the Notice Period in a written offer or proposal capable of acceptance by the Company that binds Parent and, if Parent shall have so offered any such changes or arrangements, shall have determined in good faith, after consultation with its financial advisor and its outside legal counsel, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal and that failure to effect the Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to stockholders of the Company under Delaware Law (it being understood that any material revision to the material terms of a Superior Proposal, including any revision in the per share financial consideration, shall require a new notice (for each material revision) pursuant to this clause (ii) (except that the five (5) Business Day Notice Period referred to above shall instead be two (2) Business Days).

(e)           Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (including by issuing a “stop, look and listen” statement), (ii) making any disclosure to its stockholders if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law, or (iii) directing any person (or the representative of that person) that makes an Acquisition Proposal to the provisions of Section 6.01 or this Section 6.02; provided that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act (other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act) or any similar communication to stockholders of the Company shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms, or expressly provides that the Company Board is not changing, the Company Board Recommendation in such communication.

Section 6.03     Company Stockholders’ Meeting.

(a)           Subject to Applicable Law, the rules and regulations of Nasdaq and the Company’s certificate of incorporation and bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the date the Form F-4 is declared effective by the SEC (and in no event later than forty five (45) days after the commencement of the mailing of the Proxy Statement/Prospectus to the Company’s stockholders) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. The Company may not adjourn, recess or postpone the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company shall be entitled to postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent, (i) if (x) as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of the Company Common Stock represented (in person or by proxy) necessary to conduct business at the Company Stockholders’ Meeting or the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval and (y) the Company Stockholders’ Meeting is scheduled to reconvene on a date that is fifteen (15) or less days after the date for which the Company Stockholders’ Meeting was originally scheduled, or (ii) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under Applicable Law is timely provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting.

(b)           Subject to Section 6.01 and Section 6.02, the Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law and shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to ARTICLE VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.03, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change. Unless this Agreement is earlier terminated pursuant to ARTICLE VIII, the Company shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the adoption of this Agreement at the Company Stockholders’ Meeting. The Company shall keep Parent promptly informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement/Prospectus, including by allowing Parent and its Representatives to participate in meetings and discussions with the Company and its proxy solicitor; provided that, if the Company Board has effected a Company Board Recommendation Change in accordance with this Agreement, the Company shall have no obligation to allow Parent and its representatives to participate in meetings and discussions with the Company and its proxy solicitor.

Section 6.04     Form F-4 and Proxy Statement/Prospectus.

(a)           As promptly as practicable after the execution and delivery of this Agreement (and in no event later than forty-five (45) days after the date of this Agreement), Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form F-4 in connection with the issuance of Parent Ordinary Shares in the Merger (the “Issuance”) pursuant to the terms of this Agreement (as may be amended or supplemented from time to time, the “Form F-4”). The Form F-4 shall include (i) a prospectus for the Issuance and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the matters to be considered at the Company Stockholders’ Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Form F-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Form F-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Form F-4 and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Form F-4 is declared effective by the SEC, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders. Parent shall also take or cause to be taken as promptly as practicable any action required to be taken under any applicable laws in connection with the issuance of Parent Ordinary Shares pursuant to the Merger.

(b)           Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.02, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c)           Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Form F-4 or the Proxy Statement/Prospectus shall be made without the approval of Parent and the Company (which approval by either therof shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to an Acquisition Proposal.

(d)           Each of Parent and the Company shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either Parent or the Company for inclusion or incorporation by reference in the Form F-4 shall not, at the time the Form F-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither Parent nor the Company makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either Parent or the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither Parent nor the Company makes any such covenant with respect to information supplied by the other party.

(e)           The Company shall use commercially reasonable efforts to cause Morrison & Foerster LLP (“MoFo”) to deliver to the Company, and Parent shall use commercially reasonable efforts to cause Linklaters LLP (“Linklaters”) to deliver to Parent, any opinions relating to the Tax treatment of the Merger that are required in connection with the Form F-4. In connection with such opinions, upon the request of MoFo and/or Linklaters, officers of each of the Company and Parent shall use commercially reasonable efforts to deliver to MoFo and Linklaters, as applicable, certificates, dated as of the necessary date for the Form F-4, signed by such officer of the Company or Parent, as applicable, containing customary representations in connection with such opinions.

(f)           Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form F-4 or Proxy Statement/Prospectus so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Applicable Law or the SEC, disseminated to the stockholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form F-4 or the Proxy Statement/Prospectus, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings.

(g)           Each of the Company and Parent shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, neither the Company nor Parent makes any such covenant with respect to information supplied by the other party. In addition, Parent shall use commercially reasonable efforts to take all actions required under any applicable federal or state securities or “Blue Sky” Laws in connection with the Issuance.

Section 6.05     Reasonable Best Efforts to Complete.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in ARTICLE VII hereof to be satisfied or fulfilled, (ii) make any filings necessary under the HSR Act or under the Antitrust Laws of any other Governmental Entity as set forth in Section 7.01(b) of the Company Disclosure Letter (the “Specified Jurisdictions”) as promptly as practicable, provided that any filings required under the HSR Act shall be made within (10) Business Days after the date hereof, (iii) comply to the extent necessary with any request for information by the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any Governmental Entity, including any request for additional information and documentary material under the HSR Act, (iv) except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, taken as a whole after the Closing, of the pro forma Parent and its Subsidiaries (together with the Surviving Company and its Subsidiaries), obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, obtain the expiration or termination of any applicable waiting periods, make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and take all steps as may be necessary to obtain any actions or non-actions, waivers, consents, approvals, Orders and authorizations from, and to avoid an action or proceeding by, any Governmental Entity and any impediment to the consummation of the Merger under any Applicable Laws (including Antitrust Laws), (v) defend against any Legal Proceeding challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, and (vi) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary herein, if the counterparty to any Contract or the lessor or licensor under any Lease, conditions its grant of a consent upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of any fee or other financial consideration, the Company shall not make such payments without Parent’s consent (which consent shall not be unreasonably withheld).

(b)           The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.05(a), (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity, and any inquiries or requests for additional information, from any Governmental Entity. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity with respect to the Merger or the other transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 6.05 shall be subject to the Confidentiality Agreement. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.05(b) to the extent that such compliance would be prohibited by Applicable Law. The parties shall not voluntarily extend any waiting period associated with any consent, approval, Order and authorization of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed).

(c)           In connection with and without limiting the foregoing, unless prohibited by Applicable Law or by the applicable Governmental Entity, the parties hereto agree to:

(i)            give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Entity relating to the Merger or any other transactions contemplated hereby;

(ii)           give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by Applicable Law and the relevant Governmental Entity;

(iii)           keep the other party reasonably apprised with respect to any substantive communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby;

(iv)          cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity;

(v)           provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby; and

(vi)          cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Entity with respect to all efforts to satisfy the conditions set forth in Section 7.01(b) and Section 7.01(c).

Any such disclosures, rights to participate or provisions of information by one party to the other under this Section 6.05 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law.

(d)            Without limiting the generality of the foregoing provisions of Section 6.05(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), each of Parent, Merger Sub and, at the direction of the Company Board, the Company shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).

(e)           Without limiting the generality of the foregoing, Parent and the Company shall each cause their respective direct and indirect majority shareholders to cooperate and to provide all such information as may be required by any Governmental Entity in connection with any of the foregoing or otherwise in connection with the Merger and the other transactions contemplated by this Agreement, and references above in this Section 6.05 to Parent and the Company shall include an obligation of each party to cause its respective direct and indirect majority shareholders to act as required of that party by such provisions.

(f)            Nothing in this Agreement shall require Parent or Merger Sub, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, any Affiliate of Parent, the Company or any of their respective Subsidiaries, if any such action would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, taken as a whole after the Closing, of the pro forma Parent and its Subsidiaries (together with the Surviving Company and its Subsidiaries). In no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Legal Proceeding, brought by any Governmental Entity or appeal any order issued, granted or entered by any Governmental Entity (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, if, in each of the cases of clauses (i) and (ii), any such action would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, taken as a whole after the Closing, of the pro forma Parent and its Subsidiaries (together with the Surviving Company and its Subsidiaries).

(g)           Parent shall not, shall cause its Affiliates not to, and shall not cause any Person to, acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material assets of or any material stake in the equity in any other Person or any business or division thereof, if that acquisition or agreement would reasonably be expected to: (i) materially increase the risk of not obtaining any applicable approval or the expiration or termination of any waiting period in connection with applicable Antitrust Laws with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement or increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) materially prevent or delay receipt of any applicable approval or the expiration or termination of any waiting period in connection with applicable Antitrust Laws with respect to the Merger or any of the other transactions contemplated by this Agreement.

Section 6.06    Access. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, each of the Company and Parent shall afford the other and its Representatives reasonable access during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, upon reasonable notice, to its properties, books and records, Contracts, Permits, and personnel, as such party may reasonably request; provided, however, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.09) shall apply to any information provided to Parent or the Company pursuant to this Section 6.06; and provided further, that neither Parent nor the Company shall be required to, or be required to cause its Subsidiaries to, afford access or disclose any information that would, in the reasonable judgment of Parent or the Company, as the case may be, (a) violate any Applicable Law or Order (including Antitrust Laws and COVID-19 Measures), (b) result in a violation of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course or (c) jeopardize the attorney-client, attorney work product or other legal privilege of Parent or the Company or any of their respective Subsidiaries. In the event that the Company or Parent does not provide access to or disclose information to Parent or the Company in reliance on the final proviso of the preceding sentence, such party shall use reasonable best efforts to communicate such information to the other party in a manner that does not result in the violation of any such obligation, Applicable Law or Order or the jeopardy of such protections. Notwithstanding the foregoing, neither Parent nor the Company shall be permitted to perform any on-site procedures (including an on-site environmental or other study) with respect to any property of the other party or the other party’s Subsidiaries without the other party’s prior written consent.

Section 6.07     Notification. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Parent and the Company shall give prompt notice to the other of any notice or other communication received by it or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.09) shall apply to any information provided pursuant to this Section 6.07.

Section 6.08    Certain Litigation. The Company and Parent shall promptly advise the other in writing after becoming aware of any Legal Proceeding commenced after the date hereof against the Company or any of its directors or officers by any stockholder of the Company (on their own behalf or on behalf of the Company) or against Parent or any of its directors or officers by any stockholder of Parent (on their own behalf or on behalf of Parent), as applicable, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent or the Company, as applicable, reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company, and Parent shall give the Company the opportunity to consult with Parent, regarding the defense or settlement of any such stockholder litigation and shall consider each other’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other, which consent shall not be unreasonably withheld.

Section 6.09    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated May 14, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counteroffer or proposal contemplated by Section 6.02(d) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

Section 6.10         Public Disclosure. Each of the Company and Parent shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or statement with respect to this Agreement or the Merger, and shall not issue any such public announcement or statement without the prior written consent of the other party, except as may be required by Applicable Law or by the rules and regulations of Nasdaq (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that, each of the Company and Parent may make press releases, public announcements or public statements concerning this Agreement or the Merger that consist solely of information previously disclosed in all material respects in previous press releases, public announcements or public statements made by Parent and/or the Company in compliance with this Section 6.10. Notwithstanding anything else to the contrary set forth in this Agreement, the Company shall not be required to provide Parent with an opportunity to review, comment or approve any statement, release or disclosure in response to or in connection with the receipt and existence of an Acquisition Proposal, its consideration of making or its making of a Company Board Recommendation Change or any matters related thereto. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement will be a joint press release and shall be in a form agreed to by Parent and the Company.

Section 6.11         Company Equity Awards.

(a)           Company RSUs.

(i)           At the Effective Time, each Company RSU (or portion thereof) that is not a Change in Control Settled RSU and that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). Each such Assumed RSU shall be subject to substantially the same terms and conditions as applied to the related Company RSU immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that the number of Parent Ordinary Shares subject to each Assumed RSU Award shall be equal to the product of (x) the number of shares of Company Common Stock underlying such unvested Company RSU as of immediately prior to the Effective Time (with any performance milestones deemed achieved based on maximum level of performance) multiplied by (y) the Exchange Ratio (with the resulting number, rounded to the nearest whole share).

(ii)           Each Company RSU that is vested immediately prior to the Effective Time (taking into account any acceleration of vesting as a result of the consummation of the transactions contemplated hereby) and each Change in Control Settled RSU (whether or not vested) and each unvested Company RSU (or portion thereof) held by a non-employee director of the Company, in any case, with respect to which the underlying share of Company Common Stock has not been issued by the Effective Time, will be settled as of immediately prior to the Effective Time by way of the issuance of one share of Company Common Stock for each such Company RSU (less a number of shares of Company Common Stock having a value equal to all applicable tax withholding obligations relating to the settlement of the Company RSU, to the extent settlement of the Company RSU results in a tax withholding obligation) and such shares of Company Common Stock will be treated as outstanding Company Common Stock for purposes of Section 2.05, and shall receive the Share Consideration. The value of a share of Company Common Stock for purposes of the last parentheses in the preceding sentence will be equal to the Company Average Closing Price and the Company (or a successor thereof) or an Affiliate thereof will be responsible for timely remitting the applicable tax withholdings relating to the Company RSUs.

(b)           Company Options.

(i)            At the Effective Time, each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) and each Rolled Vested Option (or portion thereof) shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time, including (if applicable) the vesting schedule applicable thereto, except that (A) the number of Parent Ordinary Shares subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such Company Option as of immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (with the resulting number rounded down to the nearest whole share) and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Company Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option that qualified as an incentive stock option prior to the Effective Time shall continue to qualify as an incentive stock option as defined in Section 422 of the Code following the Effective Time to the extent permitted under Section 422 of the Code. The assumption of Assumed Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 6.11(b)(ii) will be construed consistent with this intent.

(ii)           At the Effective Time, each Company Option (or portion thereof), other than a Rolled Vested Option, that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled Option”) shall, by virtue of the Merger, be cancelled and terminated and converted into the right to receive the Share Consideration in respect of each Net Option Share covered by such Cancelled Option (such consideration being hereinafter referred to as the “Option Consideration”). The holder of each Cancelled Option shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than the earlier of the Company’s first full payroll after the Effective Time and the date ten (10) Business Days after the Effective Time) from the Surviving Company, the Option Consideration. The payment of Option Consideration to the holder of a Cancelled Option shall, to the extent applicable to tax withholding obligations, be reduced by a number Parent Ordinary Shares having a value equal to all applicable tax withholding obligations relating to the Option Consideration and the Company (or a successor thereof) or an Affiliate thereof will be responsible for timely remitting the applicable tax withholdings relating to the Option Consideration. The value of the Parent Ordinary Shares for purposes of the preceding sentence will be equal to the Parent Average Closing Price.

(c)           Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offer Period that is outstanding immediately prior to the Effective Time to terminate not less than five days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offer Period, but otherwise treat any shortened Offer Period as a fully effective and completed Offer Period for all purposes pursuant to the ESPP; and (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, the Company shall apply the accumulated payroll deductions credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP (with any amount remaining in a participant’s account following such purchase paid to the Participant in accordance with the terms of the ESPP). Effective immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the ESPP.

(d)           Termination of Non-U.S. Company Equity Awards. Notwithstanding the provisions above, Parent may, prior to the Effective Time, determine reasonably and in good faith, subject to the consent of the Company, which shall not be unreasonably withheld (it being understood that withholding consent in reliance on advice of Company counsel shall not be deemed unreasonable) that any Company Equity Award that is subject to the Applicable Laws of a non-U.S. jurisdiction may be treated in a manner other than prescribed by Section 6.11(a), Section 6.11(b) and Section 6.11(c) to the extent that (i) Parent reasonably and in good faith determines that (A) the manner in which such Company Equity Award would otherwise be treated pursuant to such sections, as applicable, would result in a violation of Applicable Laws or a materially adverse Tax consequence to the individual holding such Company Equity Award in the applicable non-U.S. jurisdiction and (B) such different treatment is necessary to comply with such Applicable Laws and (ii) such different treatment is no less favorable to the awardholder than as set forth in such sections, as applicable.

(e)           Necessary Actions; Form S-8. The Company shall, at Parent’s direction (which is hereby given pursuant to this Agreement), take all commercially reasonable actions to effect the transactions contemplated by this Section 6.11 under all Company Stock Plans and Company Equity Awards or any other plan or arrangement of the Company, including delivering all required notices, obtaining all necessary consents, and making any determinations and/or resolutions of the Company Board or a committee thereof. Promptly after the Effective Time, but in no event later than 10 Business Days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the Parent Ordinary Shares issuable with respect to assumed or converted Company Equity Awards under this Section 6.11; provided, however, that Parent shall not be deemed to have breached its obligations hereunder if Parent shall fail to fulfill its obligations under this Section 6.11(e) at a time when trading of the Parent Ordinary Share has been suspended globally under Parent’s then-effective registration statements (it being understood and agreed that if Parent is unable to file such registration statement on Form S-8 due to a global trading suspension under Parent’s then-effective registration statements, then Parent shall file such registration statement as soon as practicable after trading has been restored).

Section 6.12         Employee Matters.

(a)           As of the Effective Time and for a period of no less than one year thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each Continuing Employee (i) a base salary or wage level that is no less favorable than was provided to such Continuing Employee by the Company or a Subsidiary of the Company as of September 30, 2021, except as set forth on Section 6.12(a)(i) of the Company Disclosure Letter, and (ii) all other compensation (including cash incentive opportunities and equity-incentive compensation opportunities) and employee benefits that are, in the aggregate, no less favorable than those provided to such Continuing Employee by the Company or a Subsidiary of the Company as of September 30, 2021, except as set forth on Section 6.12(a)(ii) of the Company Disclosure Letter. For the avoidance of doubt, the Parties agree that this provision cannot be construed as obligating Parent or the Company (as from the Effective Time) to retain, at any time, any employee of the Company.

(b)           As of the Effective Time, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time to be recognized for purposes of eligibility to participate, levels of benefits and vesting (but not for purposes of benefit accrual) under each severance, vacation, fringe or other welfare benefit plan, program or arrangement of the Parent or the Surviving Company, as applicable, but in which any Continuing Employee is or becomes eligible to participate, but solely to the extent permitted by Applicable Law and to the extent such credit would not result in a duplication of benefits. From and after the Effective Time, Parent shall, to the extent permitted by Applicable Law and the terms of the applicable plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

(c)           Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each Employee Plan, as applicable, will occur at or prior to the Effective Time, as applicable.

(d)           Nothing contained herein shall be construed as requiring Parent, the Company or any of their Affiliates to continue any specific benefit plan or program, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Parent, the Company or their respective Affiliates. This Section 6.12 is intended to be for the sole benefit of the parties to this Agreement, and nothing in this Section 6.12 shall be deemed to confer upon any other person any rights or remedies hereunder or make any employee or other service provider of the parties or their respective Subsidiaries a third party beneficiary of this Agreement. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective Affiliates. Further, Parent, the Company and their respective Affiliates retain the right to amend or terminate their benefit plans at any time and from time to time, subject to the provisions of this Agreement and the terms of such plans.

Section 6.13         Directors’ and Officers’ Indemnification and Insurance.

(a)           For six (6) years after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company under its certificate of incorporation and bylaws and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors or officers or any person who becomes a director or officer prior to the Effective Time (the “Indemnified Parties”), all of which shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties. The foregoing notwithstanding, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the rights to indemnification and exculpation from liabilities and advancement of expenses referenced in the preceding sentence shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. From and after the Effective Time, to the fullest extent permitted by Applicable Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative (including with respect to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification and (ii) the Surviving Company shall cooperate in the defense of any such matter.

(b)           For a period of six (6) years after the Effective Time, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) in respect of facts, events, acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable to such insured persons than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Company may, at its option, substitute therefor policies of Parent, the Surviving Company or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable to such insured persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b), the Surviving Company shall not be obligated to pay a premium in excess of 300% of the Company’s most recent annual premium for such insurance coverage, in the aggregate for the six-year period following Closing (such 300% amount, the “Maximum Annual Premium”), provided further that if the premium of such insurance coverage exceeds such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable to the insured Persons than the D&O Insurance and for an amount not to exceed the amount of the Maximum Annual Premium. In the event that the Company does not purchase the Tail Policy, Parent, in its sole discretion, may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable to the insured Persons than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent or the Surviving Company, as applicable, shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder.

(c)           Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance, the indemnification rights referred to in Section 6.13(a) or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto.

(d)           This Section 6.13 shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Company. Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification and other obligations of the Surviving Company pursuant to this Section 6.13.

(e)           In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates, amalgamates or merges with or into any Person and shall not be the continuing or surviving Person of such consolidation, amalgamation or merger or (ii) transfers or conveys a majority of its properties or assets to any Person, then, in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations of Parent or the Surviving Company, as the case may be, set forth in this Section 6.13.

Section 6.14         R&W Policy. On or prior to the Closing Date, if Parent so elects, Parent may, at its cost, obtain a representations and warranties insurance policy (the “R&W Policy”) insuring Parent and the other Persons named therein for losses due to breaches of the representations and warranties of the Company under ARTICLE III. In such event, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable efforts to cause its Representatives to, cooperate with and provide reasonable assistance to Parent in connection with Parent’s efforts to obtain the R&W Policy, including by providing the relevant insurers and brokers with such information as may be reasonably requested by it and reasonably available to the Company in connection with the underwriting of the R&W Policy; provided that such requested cooperation does not unreasonably disrupt the ordinary course operations of the Company. Any information so provided by the Company or any of its Subsidiaries or any of its or their Representatives shall be deemed Evaluation Material, and all such insurers, brokers and other persons shall be deemed “Representatives” of Parent, for purposes of the Confidentiality Agreement, Notwithstanding anything to the contrary herein, it is understood and agreed that obtaining a R&W Policy is not a condition to Parent’s obligations under this Agreement and that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.14, shall be deemed to be satisfied unless the R&W Policy (if sought by Parent) has not been obtained by Parent as a direct result of the Company’s Willful and Material Breach of its obligations under this Section 6.14, which breach has continued and not been cured for at least thirty (30) days following written notice by Parent to the Company.

Section 6.15         Obligations of Merger Sub. Parent hereby guarantees the performance by Merger Sub and the Surviving Company of, and shall take all action necessary to cause Merger Sub and the Surviving Company to perform, their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and payment of any amounts payable hereunder, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.16         Director and Officer Resignations. Prior to the Closing Date, unless Parent instructs the Company otherwise in writing, the Company shall use its reasonable best efforts to obtain the resignation of each individual serving as a director or officer of (or comparable position with) the Company and its Subsidiaries as of immediately following the Effective Time from his or her position as a director or officer of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries), which resignations shall be effective immediately following the Effective Time.

Section 6.17         Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.18         Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including the Company Equity Awards and any other derivative securities with respect to Company Common Stock) or acquisitions of Parent Ordinary Shares (including the Assumed RSUs, the Assumed Options and any other derivative securities with respect to Parent Ordinary Share) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.19         Certain Governance Matters. Parent shall take all action necessary so that, as of the Effective Time, (a) if the number of directors that comprise the full Parent Board is set at eight (8) or less, two (2) of such individuals shall have been designated by the Company in its sole discretion, and (b) if the number of directors that comprise the full Parent Board is set at greater than eight (8) but no more than eleven (11), three (3) of such individuals shall have been designated by the Company in its sole discretion; provided that (x) on or before the tenth (10th) day prior to the Closing Date, the Company shall have delivered written notice to Parent listing names of its designees to the Parent Board in either such case, (y) the Company shall consult with Parent regarding its proposed designees and (z) in no event may the total number of directors that comprise the Parent Board as of the Effective Time exceed eleven (11).

Section 6.20         Nasdaq Matters.

(a)           Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the Parent Ordinary Shares to be issued in the Merger and such other number of Parent Ordinary Shares to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the Parent Ordinary Shares to be issued in the Merger and such other number of Parent Ordinary Shares to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)           Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part under applicable Laws and rules, regulations and policies of Nasdaq to delist the Company Common Stock from Nasdaq and terminate the registration of the Company Common Stock and other securities of the Company under the Exchange Act, in each case, as promptly as practicable after the Effective Time, provided that such delisting and deregistration shall not be effective until after the Effective Time.

Section 6.21         Certain Other Matters. The Company will cause the Targeted Amount to be located in an Acceptable Jurisdiction by 11:59 p.m. ET on April 30, 2022; provided, however, if as of such time, the Targeted Amount is not located in an Acceptable Jurisdiction, then the Company will cause the Targeted Amount to be located in an Acceptable Jurisdiction as promptly as possible but no later than June 14, 2022. For purposes of this Agreement, “Targeted Amount” and “Acceptable Jurisdiction” are defined in Section 6.21 of the Company Disclosure Letter.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(a)           Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b)           Antitrust and Other Governmental Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control consents or clearances necessary under any Antitrust Law set forth in the Specified Jurisdictions shall have been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

(c)           No Legal Prohibition. No Governmental Entity of competent jurisdiction in any jurisdiction reasonably expected to have a material nexus to the current operations of either the Company or Parent shall have (i) enacted, issued or promulgated any Applicable Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in any such jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any such jurisdiction.

(d)           Form F-4 Effectiveness. The Form F-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e)           Listing. The Parent Ordinary Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.02         Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties of the Company set forth in ARTICLE III (other than the Company Capitalization Representation and the Company Specified Representations) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)           Each of the representations and warranties set forth in Section 3.01 (other than the last sentence) (Organization and Standing), Section 3.03 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisor) and Section 3.29 (State Anti-Takeover Statutes) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and

(iii)           the representations and warranties set forth in Section 3.04(a), Section 3.04(b) (first sentence only) and Section 3.04(c) (first sentence only) (Capitalization) (the “Company Capitalization Representation”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies;

except in the case of each of the foregoing clauses (i)-(iii), for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in ARTICLE III for purposes of Section 7.02(a), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)           Covenants and Agreements. The Company shall have performed in all material respects all covenants and agreements under this Agreement required to be performed by it at or prior to the Closing Date.

(c)           Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)           Closing Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.02.

(e)           FIRPTA Tax Certificates. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed certification, in a form reasonably satisfactory to Parent, that shares of the Company are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Company at the Closing Date) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.03         Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(a)           Representations and Warranties.

(i)           Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than the Parent Specified Representations and the Parent Capitalization Representation) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(ii)           Each of the representations and warranties set forth in Section 4.01(a) (Organization and Standing), Section 4.02 (Authorization), Section 4.09 (Brokers; Fees and Expenses) and Section 4.17 (State Takeover Statutes) (collectively, the “Parent Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and

(iii)           the representations and warranties set forth in Section 4.03(a), Section 4.03(c) (first sentence only) and Section 4.03(d) (first sentence only) (Capitalization) (the “Parent Capitalization Representation”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies; and

except in the case of each of the foregoing clauses (i)-(iii), for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV for purposes of Section 7.03(a), (A) all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties) and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b)           Covenants and Agreements. Each of Parent and Merger Sub shall have performed in all material respects all covenants and agreements under this Agreement required to be performed by them at or prior to the Closing Date.

(c)           Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)           Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub signed by an executive officer of Parent as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.03.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided below), provided that the party hereto desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a)           by mutual written agreement of Parent and the Company;

(b)           by either Parent or the Company, if the Company Stockholders’ Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(c)           by either Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m. Eastern Time on the date that is eight (8) months following the date hereof (the “Termination Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(c) by or on behalf of any party hereto that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in ARTICLE VII;

(d)           by the Company:

(i)            in the event of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied as of the time of such breach; provided, however, that notwithstanding the foregoing, (x) in the event that such breach by Parent or Merger Sub is curable by Parent or Merger Sub by the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(i) until the earlier of (I) the date that is forty-five (45) calendar days after delivery of written notice from the Company to Parent of such breach and (II) the Business Day immediately prior to the Termination Date (it being understood that, in each case of (I) and (II), the Company may not terminate this Agreement pursuant to this Section 8.01(d)(i) if such breach by Parent or Merger Sub is cured within such time period) and (y) the right of termination under this Section 8.01(d)(i) shall not be available if the Company is then in material breach of any representation, warranty or covenant under this Agreement;

(e)           by Parent:

(i)           in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied as of the time of such breach; provided, however, that notwithstanding the foregoing, (x) in the event that such breach by the Company is curable by the Company by the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e)(i) until the earlier of (I) the date that is forty-five (45) calendar days after delivery of written notice from Parent to the Company of such breach and (II) the Business Day immediately prior to the Termination Date (it being understood that, in each case of (I) and (II), Parent may not terminate this Agreement pursuant to this Section 8.01(e)(i) if such breach by the Company is cured within such time period) and (y) the right of termination under this Section 8.01(e)(i) shall not be available if Parent or Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(ii)           in the event that a Triggering Event shall have occurred prior to receipt of the Requisite Stockholder Approval. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have willfully breached the provisions of Section 6.01(b) or Section 6.02(b) in any material respect (without regard to whether such breach results in an Acquisition Proposal); (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; or (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus; or

(f)           by either Parent or the Company, if a Governmental Entity of competent jurisdiction in any jurisdiction material to the operations of either the Company or Parent shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, provided, however, that this Agreement may not be terminated under this Section 8.01(f) by or on behalf of any party hereto that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of or resulted in such order, injunction, decree or ruling.

Section 8.02         Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.01 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the proper termination of this Agreement pursuant to Section 8.01, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable, (or any Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.09, Section 6.10, this Section 8.02, and Section 8.03 and ARTICLE IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Willful and Material breach of, or intentional and deliberate fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.09), all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03         Fees and Expenses.

(a)           General. Except as specifically provided for in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties hereto, as applicable, incurring such fees and expenses whether or not the Merger is consummated. Filing and registration fees incurred in connection with the Form F-4 and any other filings with the SEC related thereto or under the HSR Act or any comparable antitrust, competition, merger control filings, forms and submissions with any foreign Governmental Entity part of the Specified Jurisdictions shall be borne equally by Parent and the Company. Fees and expenses invoiced by financial printers and/or Broadridge Financial Solutions and its affiliates in connection with the printing and mailing of the Proxy Statement/Prospectus shall be borne equally by Parent and the Company.

(b)           Company Payments. In the event that this Agreement is terminated by Parent pursuant to Section 8.01(e)(ii)(B) or (C), within two (2) Business Days after demand by Parent (or, if later, within two (2) Business Days after Parent has provided wire transfer instructions), the Company shall pay to Parent a fee equal to $9,700,000 (the “Company Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)           Enforcement. Each party acknowledges and hereby agrees that the provisions of Section 8.03(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties hereto would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.03(b), the Company shall pay to Parent interest on the amounts payable pursuant to Section 8.03(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(d)           Limitation of Company Liability. Anything to the contrary in this Agreement notwithstanding, the parties agree that the payment of the Company Termination Fee Amount shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable in accordance with Section 8.03(b), and from and after such termination and payment of the Company Termination Fee Amount in full pursuant to and in accordance with Section 8.03(b), the Company and its Affiliates and Representatives shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall Parent be entitled to more than one payment of the Company Termination Fee Amount in connection with a termination of this Agreement pursuant to which such Company Termination Fee Amount is payable. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 9.08 and the payment of the Company Termination Fee Amount under this Section 8.03, under no circumstances, shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee Amount (if entitled under this Section 8.03).

Section 8.04         Amendment. Subject to Applicable Law and except as otherwise provided herein, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that after receipt of the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of the stockholders of the Company without such approval.

Section 8.05         Extension; Waiver. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01         Survival of Representations, Warranties, Agreements and Covenants. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, except that the covenants and agreements that by their terms survive the Effective Time (including the covenants and agreements in Section 6.13) shall survive the Effective Time in accordance with their respective terms.

Section 9.02         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail transmission to the parties hereto at the following addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to:

Bioceres Crop Solutions Corp.
Ocampo 210 bis, Predio CCT, Rosario

Province of Santa Fe, Argentina

Attention: Enrique Lopez Lecube, Jose Roque

Fax No.
E-mail: enrique.lopezlecube@biocerescrops.com;
jose.roque@biocerescrops.com

with copies (which shall not constitute notice) to:

Linklaters LLP
1290 Avenue of the Americas

New York, NY 10104
Attention: Matthew S. Poulter, Pierre-Emmanuel Perais
Fax No.: (212) 903-9100
E-mail: matthew.poulter@linklaters.com; pierre-emmanuel.perais@linklaters.com

(b)           if to the Company, to:

Marrone Bio Innovations, Inc.

7780 Brier Creek Parkway, Suite 420

Raleigh, NC 27617-7882
Attention: Kevin Helash
E-mail: khelash@marronebio.com

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street

San Francisco, CA 94105
Attention: Alfredo B. D. Silva, Michael G. O’Bryan and Joseph P. Sulzbach
Email: asilva@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

Section 9.03         Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.04         Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.09) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 9.05         Third Party Beneficiaries. Except (a) for the right of the Major Stockholder to enforce the terms of Section 5.05(b), (b) as set forth in or contemplated by the provisions of Section 6.13, (c) from and after the Effective Time, the rights of the holders of Company Common Stock to receive the Share Consideration in accordance with ARTICLE II, (d) from and after the Effective Time, for the rights of the holders of Company Equity Awards set forth in or contemplated by Section 6.11, including the right to receive such amounts provided for in such section, (e) for the rights of the Company’s Affiliates and Representatives set forth in or contemplated by the provisions of Section 8.03(d), and (f) for the rights of each of the foregoing parties to enforce Section 6.15 with respect to the foregoing rights, this Agreement is not intended to confer upon any Person (other than the parties hereto) any rights or remedies hereunder. None of the Sections and Articles described in the preceding sentence, as enforceable by the Persons described in the preceding sentence, may be waived or amended without the consent of the Person or Persons with such rights of enforcement.

Section 9.06         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.07         Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 9.08         Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached and that money damages would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other available remedies a party hereto may have in equity or at law, the parties hereto shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the requirement of posting a bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument.

Section 9.09         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.10         Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.02 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 9.11         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECtion 9.11.

Section 9.12         Counterparts. This Agreement may be executed in one or more counterparts (including executed manually or electronically via DocuSign or other similar services), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Bioceres Crop Solutions Corp.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer

BCS Merger Sub, Inc.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: President

Marrone Bio Innovations, Inc.

By:	/s/ Kevin Helash
Name: Kevin Helash
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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